UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.     )

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Merit Medical Systems, Inc.
(Name of Registrant as Specified In Its Charter)

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2019 Notice of

Annual Meeting and

Proxy Statement

UNDERSTAND. INNOVATE. DELIVER.TM

MERIT MEDICAL SYSTEMS, INC.

1600 West Merit Parkway

South Jordan, UT 84095

Chairman, President, and Chief Executive Officer

April 11, 2019

Dear Shareholders:

It is my pleasure to invite you to the 2019 Annual Meeting of Shareholders (or any adjournment of the meeting) (the Annual Meeting) of Merit Medical Systems, Inc. (Merit or the Company), which will be held on Thursday, May 23, 2019, at 3:00 p.m. (local time), at our corporate offices at 1600 West Merit Parkway, South Jordan, Utah 84095. The attached Notice of Annual Meeting of Shareholders and Proxy Statement will serve as your guide to the business to be conducted at, and provide details regarding admission to, the Annual Meeting.

We hope you are pleased with Merit’s performance during 2018. It was a remarkable year in many respects. We continued to perform at levels that meet or exceed our strategic plan, which represented continued growth, gross margin improvement and profitability. During the year we completed multiple acquisitions, including the acquisition of Cianna Medical, with its radiation therapy, tumor localization and surgical guidance products, as well as our acquisition of soft tissue core needle biopsy and drainage product lines from Becton, Dickinson and Company. We also raised approximately $205 million of additional equity capital to provide resources for future growth and opportunity. As we have grown, we have also made it a top priority to reduce our environmental footprint. Across the company, we continue to implement new programs to reduce waste, conserve resources, and improve the areas where we do business. We look forward to the opportunity to discuss these achievements with you at the Annual Meeting.

We hope you will participate in the Annual Meeting, either by attending and voting in person or by voting (as soon as practicable) through the other acceptable means described in this Proxy Statement. Your vote is important to all of us at Merit. I look forward to seeing you at the Annual Meeting.

Sincerely,

GUIDE TO PROXY STATEMENT

Purpose of these materials:

On behalf of our Board of Directors, we are making these materials available to you in connection with our solicitation of proxies for our 2019 Annual Meeting of Shareholders. You are receiving this communication because you hold shares of Merit.

What we need from you:

Please read these materials and submit your vote and proxy by telephone, internet or, if you received your materials by mail, by completing and returning your proxy card or voting instructions. Even if you plan to attend the Annual Meeting, we ask that you vote in advance via one of the above means as soon as practicable.

More information:

This Proxy Statement, the Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed or made available to our shareholders on or about April 11, 2019.

This Proxy Statement and the accompanying annual report to shareholders are available online at: www.proxyvote.com. You may also request a paper copy of these materials by writing to our Corporate Secretary (Brian G. Lloyd) at the below address:

MERIT MEDICAL

EXECUTIVE OFFICES

1600 West Merit Parkway

South Jordan, UT 84095

2	NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS
3	PROXY SUMMARY
7	CORPORATE GOVERNANCE AND RELATED MATTERS
7	Proposal 1: Election of Nominee Directors
10	Directors Whose Terms of Office Continue
14	Director Whose Term of Office Does Not Continue
15	Our Board of Directors
23	Director Compensation
25	Related Party Matters
26	EXECUTIVE COMPENSATION AND RELATED MATTERS
26	Executive Summary
30	Compensation Discussion and Analysis
40	Proposal 2: Advisory Vote on Executive Compensation
42	EXECUTIVE COMPENSATION TABLES
42	Summary Compensation Table
44	Grants of Plan-Based Awards
45	Outstanding Equity Awards at Year End
45	Option Exercises and Stock Awards Vested
46	Non-Qualified Deferred Compensation
47	Potential Payments Upon Termination or Change in Control
51	CEO Pay Ratio
52	AUDIT MATTERS
52	Audit Committee Report
53	Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm
54	STOCK OWNERSHIP AND TRADING
54	Principal Holders of Voting Securities
55	Section 16(a) Beneficial Ownership Reporting Compliance
55	OTHER PROXY INFORMATION
55	Information About the Annual Meeting and Voting
59	Other Matters
59	Shareholder Proposals for Annual Meeting 2020
60	Non-GAAP Financial Measures

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NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS			PLEASE CAST YOUR VOTE RIGHT AWAY

When

HOW TO VOTE

Your vote is important to our future. Even if you plan to attend the Annual Meeting, you can vote in advance using another method below (though holders in “street name” must instruct your broker or nominee). Internet and phone voting will close at 11:59 P.M. Eastern Time on May 22, 2019.

May 23, 2019
3:00 P.M. (local time)

	Where	BY INTERNET at www.proxyvote.com		BY MAIL (cast your ballot, sign proxy card and post)
Merit Medical Systems, Inc.
1600 West Merit Parkway
	South Jordan, Utah 84095	BY PHONE at 1-800-690-6903 (U.S. and Canada)		Attend meeting IN PERSON

Items of Business

	MANAGEMENT PROPOSALS	BOARD’S RECOMMENDATION	VOTE REQUIRED / BROKER DISCRETIONARY VOTING ALLOWED?	MORE INFORMATION
1	Elect three directors, each to serve until 2022	FOR each nominee	Majority* / No	Page 7
2	Non-binding advisory vote to approve named executive officer compensation (Say on Pay)	FOR	Majority* / No	Page 40
3	Ratify appointment of independent registered public accounting firm (Deloitte & Touche)	FOR	Majority* / Yes	Page 53

* Votes cast in favor of the proposal must exceed the votes cast against the proposal. Majority vote required for each director nominee.

We will also conduct such other business as may properly come before the Annual Meeting.

Eligibility to Vote			Important Meeting Information

Shareholders of record at the close of business on March 28, 2019 (the record date) may vote at the Annual Meeting.

In order to attend in person, holders of record of shares of Merit’s common stock (Common Stock) must provide proof of identification. Individuals who own shares in “street name” must provide proof of ownership and identification. See “Other Proxy Information” beginning on page 55 for additional information.

Whether you plan to attend the Annual Meeting or not, we urge you to vote your shares as soon as possible. As such, please either sign and return the accompanying card in the postage-paid envelope or instruct us via the Internet or phone as to how you would like your shares voted. This will ensure representation of your shares at the Annual Meeting if you are unable to attend.

	This Proxy Statement and the accompanying Annual Report are available online at: www.proxyvote.com.		By Order of the Board of Directors, Brian G. Lloyd

Chief Legal Officer and Corporate Secretary

April 11, 2019

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PROXY SUMMARY

This summary highlights information contained elsewhere. Please read this Proxy Statement fully before voting.

Governance Highlights

PROPOSAL 1: ELECTION OF THREE			Board Recommendation
2019 NOMINEES FOR DIRECTOR (SEE PAGE 7)			Vote FOR each nominee

The Board believes good governance is integral to achieving long-term value and is committed to governance policies and practices that benefit the Company and our shareholders. This belief is manifest in:

•             Expanded size of Board and increased director diversity

•             Formation of Finance Committee of Board

•             Adoption of anti-hedging policy to supplement existing prohibition of short-term stock trading

•             Adoption of one-year minimum vesting requirement for equity awards

•             Adoption of share ownership requirements for directors

•             Adoption of executive bonus plan which aligns incentive compensation with performance

•             Adoption of “clawback” policy for executive bonus plan

•             Emphasis on sustainable business practices

•             Strong lead independent director

•             Majority voting for all directors

•             Annual Board and committee evaluation process

•             Director retirement policy

•             Regular executive sessions of independent directors

•             Robust code of ethics

•             No shareholder rights plan (“poison pill”) or dual capitalization structure

•             Annual “say-on-pay” advisory votes

You are asked to vote on the election of three nominees to serve on the Board of Directors of Merit (the Board) until 2022.			The following table provides summary information about each director nominee (first three), as well as each other director:

		DIRECTOR	TERM		BOARD COMMITTEES

NAME, PRIMARY OCCUPATION	AGE	SINCE	EXPIRES	INDEPENDENT	A	C	F	N&CG
F. ANN MILLNER, ED.D. Regents Professor HAS at Weber State Univ.	67	2015	2019	Yes		•		•
THOMAS J. GUNDERSON Retired Medtech Analyst at Piper Jaffray	68	2017	2019	Yes	•		•
JILL D. ANDERSON Co-founder of Cianna Medical; Served as Vice President, Oncology Services, for Lehigh Valley Hospital	59	2019	2019	No			•
MICHAEL E. STILLABOWER, M.D. Cardiologist	75	1996	2019	Yes		•		•
NOLAN E. KARRAS Chair & CEO of The Karras Company	74	2011	2020	Yes	•		•
KENT W. STANGER Real Estate Investor, Retired CFO of Merit	64	1987	2020	No			•
DAVID M. LIU, M.D. Interventional Radiologist	45	2016	2020	Yes			•	•

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		DIRECTOR	TERM		BOARD COMMITTEES

NAME, PRIMARY OCCUPATION	AGE	SINCE	EXPIRES	INDEPENDENT	A	C	F	N&CG
FRED P. LAMPROPOULOS Chair, President & CEO of Merit	69	1987	2021	No
FRANKLIN J. MILLER, M.D. Retired Professor of Radiology	78	2005	2021	Yes	•	•
A. SCOTT ANDERSON President & CEO of Zions Bank	72	2011	2021	Yes		•		•

•: Committee Chair		A: Audit Committee	N&CG: Nominating and Corporate Governance Committee
•: Committee Member		C: Compensation Committee	F: Finance Committee

SELECT PERFORMANCE HIGHLIGHTS IN 2018			Access and Review
			For more complete information about our 2018 operations and financial performance, see our Annual Report on Form 10-K
The Company had another successful year in 2018. Highlights of our business and financial performance are included below:

SELECTED 2018 HIGHLIGHTS

•                  Achievement of net sales, gross margin, and earnings per share performance objectives

•                  Completed multiple significant acquisition transactions, including Cianna Medical, Inc. (Cianna Medical) and soft tissue biopsy and drainage product lines from Becton, Dickinson and Company

•                  Completed underwritten public offering of Common Stock, which provided the Company with approximately $205 million of additional equity capital, net of offering expenses

•                  Prioritized reduction of environmental footprint by continuing to implement new programs to reduce waste, conserve resources, and improve the areas where we do business

•                  Cumulative total return on our Common Stock from December 31, 2013 to December 31, 2018 of 255% (1)

(1)         Reflects five-year cumulative total return of our Common Stock, as reported on the Nasdaq Global Select Market System (Nasdaq) for the period from December 31, 2013 to December 31, 2018. Past results are not necessarily an indicator of future results.

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PROPOSAL 2: ADVISORY VOTE ON		Board Recommendation
EXECUTIVE COMPENSATION (SAY-ON-PAY) (SEE PAGE 40)		Vote FOR this proposal

Consistent with our strong interest in shareholder engagement and our pay-for-performance approach, the Compensation Committee of our Board (the Compensation Committee) has continued to examine our executive compensation program to encourage alignment between the interests of our executives and shareholders. Shareholders have shown strong support for our executive compensation program, with 92% of shareholders in attendance at our 2018 annual meeting voting in favor of it.

Also at our 2018 annual meeting, our shareholders approved the adoption of the Merit Medical Systems, Inc. 2018 Long-Term Incentive Plan (the 2018

Incentive Plan), which provides for the issuance of up to 3,100,000 shares of our common stock pursuant to the terms and conditions of the plan.  During 2018, our Board amended the 2018 Incentive Plan to establish minimum vesting periods of not less than one year for awards granted under the plan.

We ask that our shareholders approve, on an advisory basis, the compensation of our Named Executive Officers (NEOs). For additional information regarding our executive compensation practices, see “Compensation Discussion and Analysis” in this Proxy Statement

PROPOSAL 3: RATIFY APPOINTMENT OF		Board Recommendation
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (SEE PAGE 53)		Vote FOR ratification

We have engaged Deloitte & Touche LLP (Deloitte) as our independent registered public accountants since 1988, shortly after the Company was founded. The Board believes Deloitte continues to be the right accounting firm for our business and, consequently, has engaged Deloitte to audit our financial

	statements for the year ending December 31, 2019, subject to ratification by our shareholders. The Board asks that our shareholders ratify this appointment.

Below is summary information about Deloitte’s fees for 2018 and 2017.

	2018 ($)	2017 ($)
Audit Fees	1,270,445	993,286
Audit-Related Fees	138,331	81,083
Tax Fees	463,274	313,513
All Other Fees	252,591	151,443
Total	2,124,641	1,539,325

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HOW TO RECEIVE A PAPER OR E-MAIL COPY OF THESE PROXY MATERIALS

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge for requesting a copy. Please choose one of the following methods to make your request:

(1)	BY INTERNET:	www.proxyvote.com
(2)	BY TELEPHONE:	1-800-579-1639
(3)	BY E-MAIL:	sendmaterial@proxyvote.com

If you are requesting material by e-mail, please send a blank e-mail with the 12-digit control number printed on the ballot enclosed with this Proxy Statement in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will not be forwarded to your investment advisor. Please make the request as instructed above on or before May 9, 2019 to facilitate timely delivery.

To view these proxy materials online, please have the 12-digit control number printed on the ballot enclosed with this proxy statement and visit www.proxyvote.com.

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CORPORATE GOVERNANCE

AND RELATED MATTERS

Governance Highlights

The Board believes good governance is integral to achieving long-term shareholder value and is committed to governance policies and practices that benefit the Company and its shareholders. This belief is manifest in:

•            Expanded Board size and increased director diversity

•            Formation of Finance Committee of Board

•            Adoption of anti-hedging policy to supplement existing prohibition of short-term stock trading, short sales and option trading

•            Adoption of one-year minimum vesting requirements for equity awards

•            Adoption of share ownership requirements for directors

•            Adoption of executive bonus plan which aligns incentive compensation with achievement of predetermined company objectives

•            Adoption of policy providing for return of executive bonus awards (“clawback” policy)

•            Emphasis on sustainable business practices

•            Strong lead independent director

•            Majority voting for all directors

•            Annual Board and committee evaluation process

•            Director retirement policy

•            Regular executive sessions of independent directors

•            Robust code of ethics

•            No shareholder rights plan (“poison pill”) or dual class capitalization structure

•            Annual “say-on-pay” advisory votes

PROPOSAL NO. 1:
ELECTION OF NOMINEE DIRECTORS

At the Annual Meeting, three directors will be elected to serve until our 2022 annual meeting of shareholders and until their successors are duly elected and qualified. If any of the below nominees become unavailable to serve, proxies solicited by this Proxy Statement will be voted for other persons designated by the Board in their stead.

Board Recommendation
The Board unanimously recommends a vote FOR each of the three director nominees listed below

Classification of Board of Directors

Our Articles of Incorporation provide for a classified, or “staggered,” Board. Our directors are divided into three classes, with directors in each class serving a three-year term. Approximately one-third of our directors’ terms expire at each annual shareholders meeting. Based upon the existing classification of the Board, the terms of F. Ann Millner, Ed.D., Thomas J. Gunderson and Jill D. Anderson, are scheduled for election in connection with our Annual Meeting.

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CORPORATE GOVERNANCE AND RELATED MATTERS

Nominees for Election as Directors

Our Board and its Nominating and Corporate Governance Committee (Governance Committee) believe that each of the following nominees possesses the experience and qualifications that directors of the Company should possess, as described in detail below, and that the experience and qualifications of each nominee complement the experience and qualifications of the other directors of the Company.

The experience and qualifications of each nominee, including information regarding the specific experience, qualifications, attributes and skills that led the Board and the Governance Committee to conclude that he or she should be nominated to serve as a director of the Company, in light of our business and structure, are set forth below:

F. ANN MILLNER, Ed.D. Independent Director Age: 67

Director Since: July 2015

Committees: Governance (Chair); Compensation

Other Public Boards: None

Education: B.S. (education), University of Tennessee; M.S. (allied health education and management), Southwest Texas State University; Ed.D (education administration), Brigham Young University; Completed medical technology program, Vanderbilt University

Term Expires: 2019

Career Highlights

•                  Regents Professor and Professor of Health Administrative Services at Weber State University, 2013 to present

•                  Member of the Utah State Senate (member of multiple committees and subcommittees), 2015 to present

•                  Member of Utah Governor’s Task Force on Educational Excellence, 2015 to present

•                  Member of Board of Trustees of Intermountain Healthcare (integrated healthcare system in Utah and Idaho), 2005 to present (serving as Vice Chair, 2017 to present)

•                  President of Weber State University, 2002 to 2012 (first female president of a Utah state university)

•                  Vice President of University Relations at Weber State University, 1993 to 2002

•                  Associate Dean of Continuing Education and Assistant Vice President of Community Partnerships at Weber State University, 1985 to 1993

Qualifications of Particular Relevance to Merit

The Board believes Dr. Millner’s qualifications to serve as a director of the Company include her executive leadership skills and her experience in the areas of organizational administration, operations and financial management, and business strategy. Those skills and experience have been particularly valuable to the Company in the course of Dr. Millner’s service as the Chair of our Governance Committee. During her service as the Chair of our Governance Committee, Dr. Millner has played a significant role in the development of our corporate governance practices and engagement with our shareholders.

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CORPORATE GOVERNANCE AND RELATED MATTERS

THOMAS J. GUNDERSON Independent Director Age: 68

Director Since: May 2017

Committees: Finance (Chair); Audit

Other Public Boards: None

Education: B.A. (biology focus), Carleton College; M.S. (cell biology), University of Minnesota; M.B.A., University of St. Thomas

Term Expires: 2019

Career Highlights

•                 Chair of the Board of Directors of the Minneapolis Heart Institute Foundation, 2015 to present

•                 Executive in Residence at the University of Minnesota’s Medical Industry Leadership Institute, 2016 to present

•                 Member of American Heart Association Science and Technology Accelerator Committee, 2015 to 2017

•                 Managing Director and senior research analyst at Piper Jaffray (focus on medical technology companies), 1992 to 2016

•                 Project Director at American Medical Systems (private medical device company acquired by Pfizer in 1983), 1979 to 1992

•                 Recognized by several industry publications, including the Wall Street Journal, Institutional Investor, First Call, Thomson Reuters, and Medical Device and Diagnostic Industry (e.g., in 1996 and 2000, he was named an All-Star Analyst for medical stocks by the Wall Street Journal and in 2014, Thomson-Reuters named him “Top Stock Picker” in the medical technology sector)

Qualifications of Particular Relevance to Merit

Mr. Gunderson provides the Board with more than 25 years of substantive experience in the medical device industry, with a seasoned perspective on the challenges, trends and opportunities of publicly-traded medical device manufacturers, as well as a keen understanding of the Company’s competitive position within its industry. Mr. Gunderson also contributes a strong background in financial and economic analysis and valuable insights regarding business development and acquisition opportunities. Mr. Gunderson’s financial background and industry experience have been beneficial in his service as the Chair of our newly-established Finance Committee.

JILL D. ANDERSON Director Age: 59	Director Since: January 2019 Committees: Finance Other Public Boards: None Education: B.A. (finance), Temple University; M.B.A., Temple University Term Expires: 2019

Career Highlights

•                President, Chief Executive Officer and Director of Cianna Medical from January 2008 until the Company’s acquisition of Cianna Medical in November 2018

•                President of BioLucent, Inc. from May 2001 to September 2007

•                Previously served on the Board of Directors for Mammoplan LLC, and Solis Women’s Health

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CORPORATE GOVERNANCE AND RELATED MATTERS

Qualifications of Particular Relevance to Merit

Ms. Anderson is a healthcare executive with more than 18 years of experience leading the innovation, development and commercialization of medical devices. The Board believes she brings innovative thinking and creative problem solving to addressing complex business problems in the search for growth opportunities. Ms. Anderson is skilled in building executive-level teams, commercializing breakthrough technologies, strategic planning, market strategy, company and product branding, marketing and communications. Her entrepreneurial nature and commitment to patient care has contributed to the development and successful exit of two venture-backed medical device companies and the organization and operation of several for-profit and not-for-profit comprehensive cancer centers.

DIRECTORS WHOSE

TERMS OF OFFICE CONTINUE

In its regular discussions regarding Board composition, the Governance Committee works with the Board to determine the appropriate mix of professional experience, areas of expertise, educational background and other qualifications that are particularly desirable for our directors to possess in light of our current and future business strategies.

The Board believes that its current members have the right combination of experience and qualifications to continue to lead the Company to success. Information regarding the specific experience, qualifications, attributes and skills that led the Board and the Governance Committee to conclude that each continuing director should serve on the Board are set forth below:

A. SCOTT ANDERSON Independent Director Age: 72

Director Since: November 2011

Committees: Compensation (Chair); Governance

Other Public Boards: None

Education: B.A. (philosophy, economics), Columbia University; M.S. (economics, international studies), Johns Hopkins University

Term Expires: 2021

Career Highlights

•                President and CEO of Zions First National Bank (commercial bank based in the intermountain U.S.), 1990 to present

•                Member of Board of Trustees of Intermountain Healthcare (integrated healthcare system in Utah and Idaho), 2005 to present (Chair, 2012 to 2018)

•                Director of the Federal Reserve Bank of San Francisco (Salt Lake City Branch), 2003 to 2008

Qualifications of Particular Relevance to Merit

Mr. Anderson contributes to the Board’s deliberations more than 40 years of experience in the banking and financial services industries. The Board believes Mr. Anderson provides insight regarding national and international financial and credit markets, as well as lending practices, which are valuable as we continue to implement our growth strategy. Mr. Anderson also contributes extensive business and corporate governance experience to the strategic planning and operational discussions of the Board. Mr. Anderson’s business and corporate governance experience have been instrumental in the deliberations of our Compensation Committee, which he chairs, and the development of our executive compensation practices.

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CORPORATE GOVERNANCE AND RELATED MATTERS

FRED P. LAMPROPOULOS Chair, President, CEO Age: 69	Director Since: July 1987 Committees: None Other Public Boards: None Term Expires: 2021

Career Highlights

•                Chair of the Board, CEO and President of the Company since its formation in 1987

•                Chair of the Board and President of Utah Medical Products, Inc. (medical device manufacturer), 1983 to 1987

•                Filed more than 200 domestic and international patents and applications on medical devices

•                Serves on several community and advisory boards

•                Recipient of numerous community and industry awards, including 2003 and 2018 Utah Governor’s Medal for Science and Technology

Qualifications of Particular Relevance to Merit

The Board believes the Company benefits immensely from Mr. Lampropoulos’ experience as founder, President and Chief Executive Officer. He plays an essential role in communicating the expectations, advice, concerns and encouragement of the Board to our employees. Mr. Lampropoulos has a deep knowledge and understanding of the Company, as well as the industry and markets in which our products compete. Mr. Lampropoulos also performs an essential function as the Chair of the Board, providing decisive leadership and direction to the activities and deliberations of the Board. The Board also believes Mr. Lampropoulos’ leadership, drive and determination are significant factors in our growth and development and continue to be tremendous assets to the Company and its shareholders.

FRANKLIN J. MILLER, M.D. Independent Director Age: 78

Director Since: May 2005

Committees: Audit, Compensation

Other Public Boards: None

Education: B.S. (pre-med), Pennsylvania State University; M.D., Temple University Medical School; Residency and fellowship, Johns Hopkins University

Term Expires: 2021

Career Highlights

•     Consultant to the Company, assisting in product testing and development, 1997 to 2005

•     Professor of Radiology and Surgery at the University of Utah Department of Radiology, 1976 to 2005 (Director of Interventional Radiology, 1976 to 2001)

•     Clinical Professor of Radiology at the University of California, San Diego (began the Hereditary Hemorrhagic Telangiectasia Clinic, one of only eight such clinics in the United States), 2002 to 2011

•     Served on advisory boards to several medical device companies and member of editorial and review boards for numerous medical journals

Qualifications of Particular Relevance to Merit

Dr. Miller contributes a valuable set of skills, training and experience to the Board’s deliberations. During his service as a director, Dr. Miller has provided significant advice regarding our product development strategy

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CORPORATE GOVERNANCE AND RELATED MATTERS

and plays a significant role in our evaluation of acquisition and other growth opportunities. Based, in part, on his extensive medical training and his experience with various medical devices, Dr. Miller provides the Board valuable insight regarding the needs and preferences of the medical professionals who use and purchase our products.

NOLAN E. KARRAS Lead Independent Director Age: 74

Director Since: November 2011

Committees: Audit (Chair); Finance

Other Public Boards: PacifiCorp, Scottish Power

Education: B.A., Weber State University; M.B.A., University of Utah Certified Public Accountant

Term Expires: 2020

Career Highlights

•                  Chair and CEO of The Karras Company, Inc. (investment advisory firm), 1997 to present

•                  Chair and Member of Board of Trustees of Weber State University (chair of audit committee), 2013 to present

•                  Chair of Utah Governor’s Education Excellence Commission, 2015 to 2018

•                  Community Board of Directors of University of Utah Hospitals and Clinics (chair of finance committee), 2009 to 2014

•                  CEO of Western Hay Company, Inc. (agricultural products company), 1995 to 2012, and director, 1995 to 2018)

•                  Board of Directors of Beneficial Life Insurance Company (privately-held life insurance company) (chair of finance committee and member of executive committee), 1996 to 2009,

•                  Member of the Utah State Board of Regents, 2001 to 2013 (chair, 2002 to 2006)

•                  Former director and member of audit and compensation committees of boards of directors of PacifiCorp (a public utility operating in the northwestern United States) and Scottish Power (multinational energy company)

•                  Several positions in public service, including ten years as Speaker of the House and House Majority Leader of the Utah House of Representatives

Qualifications of Particular Relevance to Merit

Mr. Karras’ experience and skills qualify him to work constructively with our management and directors, especially in connection with our pursuit of growth and expansion opportunities. The Board believes Mr. Karras’ financial acumen and experience in corporate governance are valuable to its deliberations and strategic planning and in his service as Chair of the Audit Committee. Mr. Karras also has a keen awareness of the social, political and economic environments in which the Company’s principal facilities are located.

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CORPORATE GOVERNANCE AND RELATED MATTERS

KENT W. STANGER Director Age: 64	Director Since: September 1987 Committees: Finance Other Public Boards: None Education: B.A. (accounting), Weber State University; former Certified Public Accountant Term Expires: 2020

Career Highlights

•                Member of Board of Directors and Executive Committee of Utah Taxpayers Association, 2012 to 2016

•                Chief Financial Officer, Secretary and Treasurer of the Company, 1987 to 2015

•                Controller of Utah Medical Products, Inc. (medical device manufacturer), 1985 to 1987

•                Corporate Controller for Laser Corporation, American Laser and Modulaire Industries, Inc., 1982 to 1985

•                  Hansen, Barnett and Maxwell (former Utah accounting firm that merged with Eide Bailly LLP in 2013) as practicing certified public accountant, 1979 to 1982

Qualifications of Particular Relevance to Merit

Mr. Stanger was a founder of the Company and, through more than 27 years of service as the principal financial manager of the Company, developed a broad understanding of our business and operations, as well as the industry and markets in which the Company competes. The Board values Mr. Stanger’s accounting and financial management skills and benefits greatly from his extensive knowledge of our history, achievements, competitive position and strategic objectives.

DAVID M. LIU, M.D. Independent Director Age: 45

Director Since: July 2016

Committees: Governance; Finance

Other Public Boards: None

Education: M.D., University of Toronto;

Radiology residency at University of British Columbia;

Interventional radiology fellowship at Northwestern Memorial Hospital

Term Expires: 2020

Career Highlights

•                 Interventional radiologist (certified in the U.S. and Canada), practicing at the Vancouver General Hospital, University of British Columbia Hospital, and BC Cancer Agency (with cross appointment in surgery department), 2008 to present

•                 Clinical Associate Professor of Radiology at the University of British Columbia, 2008 to present

•                 Medical Director at Eva Vein Care (team of physicians specializing in diagnostic assessment, endovascular therapy and interventional radiology), 2012 to present

•                 Co-founder and co-chair of the symposium on Hepatic Oncology at Whistler, an international liver cancer symposium

•                 Credited with 7 book chapters, over 60 publications, and 100 invited lectures around the world

•                 Inducted Fellow of the Society of Interventional Radiology

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CORPORATE GOVERNANCE AND RELATED MATTERS

Qualifications of Particular Relevance to Merit

In addition to benchside and clinical research in the fields of novel embolic platforms, ablative technologies and cancer-related thromboembolic disease, Dr. Liu maintains an interventional oncology practice incorporating multiple aspects of embolization, ablation, venous access and palliative therapy in organ systems. Fluent in Mandarin, Dr. Liu is an active member of the interventional radiology community and has served as an advisor on multiple global advisory boards and technology development committees for various scientific and commercial organizations. The Board believes Dr. Liu’s extensive industry experience, scientific credentials and active clinical practice provide him with vital insights into the trends, risks and opportunities in many of our core interests. Dr. Liu also contributes valuable clinical and industry perspective to the Board’s analysis of prospective acquisitions, product development and other strategic decisions.

DIRECTOR WHOSE TERM OF OFFICE DOES NOT CONTINUE

MICHAEL E. STILLABOWER, M.D. Independent Director Age: 75

Director Since: March 1996

Committees: Compensation; Governance

Other Public Boards: None

Education: B.S. (electrical engineering, Purdue University; M.D., Sidney Kimmel Medical College; Residency, Wilmington Medical Center; Fellowship, Washington D.C. VA Medical Center

Term Expires: 2019

Career Highlights

•                 Director of Cardiovascular Clinical Trials at Christiana Care Health Systems, 1999 to 2014

•                 Chief of Cardiology at Medical Center of Delaware, 1988 to 1999 (director of coronary care unit, 1984 to 1988)

•                 Clinical Associate Professor of Medicine, Sidney Kimmel Medical College, 1995 to present

•                 Elected Fellow of the American College of Cardiology and a member of other professional associations and is actively engaged in cardiology research, instruction and publication of related papers and abstracts

Qualifications of Particular Relevance to Merit

Dr. Stillabower’s service reflects the Board’s recognition of his expertise in the medical profession, his valuable role in developing and evaluating existing and proposed Company products and his understanding of the medical community and the markets for our products. Dr. Stillabower has contributed more than 30 years of specialized training and experience in cardiology and related fields to the Board and has actively participated in the development and commercialization of many of the Company’s products. He has used the Company’s products in cardiac procedures and has provided valuable insights from a practitioner’s viewpoint.

Dr. Stillabower’s term as a director will expire at the Annual Meeting and, in accordance with the director retirement policy set forth in our Corporate Governance Guidelines (Governance Guidelines), the Board did not nominate him for re-election as a director. Accordingly, Dr. Stillabower’s service as a director will expire at the Annual Meeting.

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CORPORATE GOVERNANCE AND RELATED MATTERS

OUR BOARD OF DIRECTORS

Our business affairs are managed subject to the oversight of the Board, which represents and is accountable to the shareholders of the Company. The Board advises and oversees management, which is responsible for the day-to-day operations of the Company. The primary mission of the Board is to represent and protect the interests of our shareholders. As a result, the basic responsibility of our directors is to act in good faith and with due care so as to exercise their business judgment on an informed basis in what they reasonably and honestly believe to be in the best interests of the Company and its shareholders. The Board reviews and assesses our strategic, competitive and financial performance.

Board Leadership Structure

Chair of the Board

The Chair of the Board provides leadership to the Board and works with it to define its structure, agenda and activities in order to fulfill its responsibilities. The Chair works with senior management to help ensure that matters for which management is responsible are appropriately reported to the Board.

Fred P. Lampropoulos currently serves as the Chair of the Board, CEO and President of the Company. The Board and Governance Committee believe that the traditional practice of combining the roles of chair of the board and chief executive officer currently provides the preferred form of leadership for the

Company. Given Mr. Lampropoulos’ vast experience since founding the Company in 1987, his role as an inventor and his involvement in filing of more than 200 patents and pending applications, the respect which he has earned from our employees, business partners and shareholders, and his proven leadership skills, the Board believes Mr. Lampropoulos’ continued service in both capacities serves the best interests of our shareholders. Further, the Board believes Mr. Lampropoulos’ fulfillment of both responsibilities encourages accountability and effective decision-making and provides strong leadership for employees and other stakeholders.

Lead Independent Director The independent directors of the Company have selected Mr. Karras to serve as the Lead Independent Director. The position of Lead	Independent Director comes with clearly delineated and comprehensive duties, as set out in the Governance Guidelines.

These duties include:

BOARD MEETINGS AND EXECUTIVE SESSIONS	• Authority to call meetings of the independent directors • Presides at all meetings of the Board at which the Chair is not present, including executive sessions of the independent directors
COMMUNICATING WITH MANAGEMENT	• Serves as principal liaison between the Chair/CEO and the independent directors
AGENDAS	• Approves meeting agendas for the Board and information sent to the Board by the Chair/CEO, including supporting materials
MEETING SCHEDULES	• Approves meeting schedules for the Board to assure that there is sufficient time for discussion of all agenda items
COMMUNICATING WITH SHAREHOLDERS	• Ensures availability for consultation and direct communication with major shareholders of the Company upon reasonable request

Our independent directors meet in executive session – without the CEO/Chair present – regularly, generally at least quarterly.	During these sessions, independent directors discuss topics such as executive (including the CEO) succession planning, corporate governance, business strategy and Board responsibilities.

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Composition and Selection of Board Members

The Governance Committee is responsible for reviewing annually with the Board the desired skills and characteristics of directors, as well as the composition of the Board as a whole. Directors should be individuals who have succeeded in their particular field and who demonstrate integrity, reliability, knowledge of corporate affairs, and an ability to work well together. Directors should have:

•     demonstrated management ability at senior levels in successful organizations;

•     current or recent employment in positions of significant responsibility and decision-making;

•     expertise in the medical device industry, medical profession or related areas of training; or

•     current and prior experience related to anticipated Board and committee responsibilities in other areas of importance to the Company.

The Governance Committee reviews the skills and characteristics required of directors in the context of the current composition of the Board. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Governance Committee, as different factors may assume greater or lesser significance at particular times and the needs of the Board may vary in light of its composition and the Governance Committee’s perceptions about future issues and needs. Additionally, in considering the composition of the Board and identifying nominees, the Governance Committee does not have a formal policy regarding the consideration of gender, race, sexual preference, religion and other traits typically associated with the term “diversity.”

However, the Governance Committee considers it important that the Board be composed of directors with a broad range of experience, areas of expertise and skills and considers several factors, including a candidate’s:

•                  age;

•                  skills;

•                  integrity and moral responsibility;

•                  policy-making experience;

•                  ability to work constructively with our management and other directors;

•                  diversity;

•                  capacity to evaluate strategy and reach sound conclusions;

•                  availability of time to devote to the Board; and

•     awareness of relevant social, political, and economic trends affecting the Company.

The Governance Committee utilizes a variety of methods for identifying and evaluating director nominees. The Governance Committee assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Governance Committee through various means, including recommendations from current directors, shareholders or other individuals. To date, the Governance Committee has not engaged a professional search firm to assist in identifying candidates for service on the Board.

Shareholder Recommendations

The Governance Committee considers properly-submitted director-nominee recommendations from shareholders prior to the issuance of the proxy statement for the next annual meeting of shareholders. Materials provided by a shareholder in connection with such a recommendation are forwarded to the Governance Committee. In evaluating those recommendations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria described below.

Any shareholder wishing to recommend a candidate for consideration by the Governance Committee should submit a recommendation in writing indicating the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as a director.

Interested shareholders should send recommendations to:

Merit Medical Systems, Inc. Attn: Brian G. Lloyd 1600 West Merit Parkway South Jordan, Utah 84095

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The table below shows some of the relevant experience of our directors identified by the Governance Committee.

EXPERIENCE

DIRECTOR NAME	MEDICAL DEVICE INDUSTRY	MEDICAL PROFESSIONAL	FINANCIAL OR ACCOUNTING	PUBLIC COMPANY	CAPITAL MARKETS	ORGANIZATIONAL AND POLICY MAKING	OWNERSHIP OR INVENTORSHIP
A. SCOTT ANDERSON			•	•	•	•
JILL D. ANDERSON	•					•
THOMAS J. GUNDERSON	•		•		•
NOLAN E. KARRAS			•	•	•
FRED P. LAMPROPOULOS	•			•	•		•
DAVID M. LIU, M.D.	•	•				•	•
FRANKLIN J. MILLER, M.D.	•	•		•		•	•
F. ANN MILLNER, ED.D.			•			•
MICHAEL STILLABOWER, M.D.	•	•
KENT W. STANGER	•		•	•	•	•	•

Independence Determinations for Directors

Under our Governance Guidelines, a significant majority of our Board members should be independent directors who meet the director independence guidelines set forth in the Nasdaq Marketplace Rules, on which shares of the Common Stock are currently quoted. Among other things, each independent director should be free of significant business connections with competitors, suppliers, or customers of the Company.

In 2018, the Governance Committee undertook its annual review of director and nominee independence and recommended that the Board determine that Mr. Anderson, Mr. Gunderson, Mr. Karras, Dr. Liu, Dr. Miller, Dr. Millner, and Dr. Stillabower each be designated as an independent director. Mr. Lampropoulos is not considered independent because of his employment as President and CEO of the Company. Mr. Stanger may not be considered to be independent because of his employment as Chief Financial Officer of the Company until 2016. Ms. Anderson may not be considered to be independent because of her service as the CEO and an employee and director of Cianna Medical, which we acquired in November 2018.

Board Meetings and Committees

In 2018, the Board met 16 times. Directors are expected to attend regular Board meetings, Board committee meetings and annual shareholder meetings. The independent directors met in executive session five times during 2018.

All directors attended at least 75% of the total number of meetings of the Board and of any committee on which he or she served.

As further described below, the Board has a standing Audit Committee, Compensation Committee, Governance Committee and Finance Committee. The Company believes each of the directors serving on the Audit, Compensation, and Governance Committees is an “independent director” for purposes of the Marketplace Rules of Nasdaq and that each of the directors serving on the Compensation Committee is a “non-employee director” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the Exchange Act).

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Audit Committee

The Audit Committee meets to review and discuss our accounting practices and procedures and quarterly and annual financial statements with our management and independent public accountants. The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and reporting practices.

The Audit Committee’s primary duties include:

•      reviewing the scope and adequacy of internal accounting and financial controls;

•      reviewing the independence of our independent registered public accounting firm;

•      approving the scope and results of the audit activities of our independent accountants;

•      approving fees of, and non-audit related services by, our independent accountants;

•      reviewing our compliance and enterprise risk management programs;

•      reviewing the objectivity and effectiveness of our internal audit function;

AUDIT COMMITTEE MEMBERS

•      Nolan E. Karras (Chair)

•      Franklin J. Miller

•      Thomas J. Gunderson

FINANCIAL EXPERTS ON AUDIT COMMITTEE

The Board has determined that Mr. Karras and Mr. Gunderson are audit committee financial experts, as defined in Item 407(d) of Regulation S-K under the Exchange Act.

•      reviewing our financial reporting activities and the accounting standards and principles followed; and

•      reviewing and approving related person transactions.

The Audit Committee met seven times during 2018.

Compensation Committee

The Compensation Committee is responsible for overseeing, reviewing and approving executive compensation and benefit programs of the Company. Additional information regarding the functions, procedures and authority of the Compensation Committee is provided in the Compensation Discussion and Analysis beginning on page 30 below. The Compensation Committee Report appears on page 40 below.

The Compensation Committee met four times during 2018, although members of the Compensation Committee also met informally and discussed compensation issues at other times throughout the year.

COMPENSATION COMMITTEE MEMBERS

•      A. Scott Anderson (Chair)

•      Franklin J. Miller, M.D.

•      F. Ann Millner, Ed.D.

•      Michael E. Stillabower, M.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is currently, or has formerly been, an officer or employee of the Company or any of its subsidiaries. The Company had no relationship during 2018 requiring disclosure under Item 404 of Regulation S-K with respect to any of the persons who served on the Compensation Committee during 2018.

Nominating and Corporate Governance Committee

The Governance Committee is responsible for nomination of our directors and oversight of our corporate governance activities. As discussed earlier, the Governance Committee selects, evaluates and recommends to the full Board qualified candidates for election to the Board. The Governance Committee also provides oversight of our corporate governance practices, including the practices set forth in our Governance Guidelines.

GOVERNANCE COMMITTEE MEMBERS
• F. Ann Millner, Ed.D. (Chair) • A. Scott Anderson • Michael E. Stillabower, M.D. • David M. Liu, M.D.

The Governance Committee met five times during 2018.

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Finance Committee

During 2018, our Board established a Finance Committee. The purposes of the Finance Committee are to assist the Board with oversight of the Company’s financial management, including oversight of the Company’s financing and capital structure objectives and plans;

•      the Company’s merger and acquisition strategy;

•      the Company’s investment programs and practices, including international cash management

•      the Company’s strategic planning and activities; and

•      the Company’s tax strategy and structure.

FINANCE COMMITTEE MEMBERS
• Thomas J. Gunderson (Chair) • Jill D. Anderson • Nolan E. Karras • David M. Liu, M.D. • Kent W. Stanger

The Finance Committee met five times during 2018.

Risk Management

The Board is involved in assessing and managing risks that could affect the Company. One of the roles of the Board is to periodically assess the processes utilized by management with respect to risk assessment and risk management, including identification by management of the principal risks of our business, and the implementation by management of appropriate systems to deal with such risks. The Board fulfills these responsibilities either directly, through delegation to committees of the Board, or, as appropriate, through delegation to individual directors.

When the Board determines to delegate any risk management oversight responsibilities, typically such delegation is made to the applicable standing committee(s) of the Board. The Audit Committee is generally responsible for oversight of risks such as those relating to the quality and integrity of our financial reports, the independence and qualifications of our independent registered public accounting firm, our compliance with disclosure and financial reporting requirements and overall enterprise risk management. The Governance Committee is generally responsible for oversight of risks addressed through the identification and recommendation of individuals qualified to become directors of the Company, director and management succession planning and development and implementation of corporate governance principles. The Compensation Committee is generally responsible for oversight of risks such as those relating to executive employment policies and our compensation and benefits systems. These committees exercise their oversight responsibilities through reports from and meetings with officers of the Company responsible for each of these risk areas, including our Chief Financial Officer, Chief Legal Officer, Chief Compliance Officer and Director of Internal Audit. In such meetings, committee members discuss and analyze such risks, and, when necessary, consult with outside advisors.

Shareholder Engagement

We regularly communicate with many of our largest shareholders regarding our operations and financial results. In recent years we have expanded our shareholder communication efforts in an attempt to develop a better understanding of the corporate governance and executive compensation perspectives and practices which are important to our shareholders. During 2018, we contacted our six largest shareholders, who owned, in the aggregate, approximately 36% of our outstanding shares of Common Stock, to discuss our corporate governance and executive compensation practices, and to inquire regarding issues of significance to them. Those communications were directed by Ann

Millner, Ed.D., Chair of our Governance Committee, and were supported by members of our executive management and investor relations teams.

Although we received limited feedback from the shareholders with whom we initiated contact, our Governance and Compensation Committees extended their outreach activities to seek input from external advisors regarding the development of corporate governance and executive compensation practices which are generally deemed favorable by sophisticated shareholders and their advisors. As a result of those outreach activities, our Board and its Governance and Compensation Committees have

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taken a number of actions which we believe have strengthened our corporate governance and executive compensation practices. Those actions include:

•      expanded the size of the Board, with the objective of increasing Board diversity;

•      adopted one-year minimum vesting requirement for equity awards;

•      adopted shareholder ownership requirements for directors;

•      adopted an anti-hedging policy to supplement our existing prohibition of short-term stock trading;

•      adopted our 2019 Executive Bonus Plan, which aligns incentive compensation with Company performance; and

•      encouraged sustainable business practices.

Our Board is committed to implementing governance, executive compensation and sustainability practices which will contribute to the long-term success of the Company. To fulfill that commitment, our Board, primarily through its Governance and Compensation Committees, will continue to seek opportunities to consult with major shareholders in appropriate situations. We anticipate Dr. Millner will continue to lead those efforts, with participation from A. Scott Anderson, Chair of our Compensation Committee, and Nolan E. Karras, our Lead Independent Director, and support of members of our executive management and investor relations teams.

Shareholder Communication with the Board of Directors

The Board will receive communications from Company shareholders. All communications, except those related to shareholder proposals that are discussed below under the heading “Shareholder Proposals for Annual Meeting 2019,” must be sent to our Corporate Secretary (Brian G. Lloyd) at our principal executive offices at 1600 West Merit Parkway, South Jordan, UT 84095. Communications submitted to the Board (other than communications received through our whistleblower hotline, which are reviewed and addressed by the Audit Committee) are generally reported to our directors at the next regular meeting of the Board.

All directors of the Company are strongly encouraged to attend our annual meetings of shareholders. All nine directors then serving on the Board were present at our 2018 annual meeting of shareholders.

Governance Guidelines and Code of Ethics

Governance Guidelines

The Governance Guidelines set forth the responsibilities of our directors.

The Governance Guidelines were amended in May 2016 to require each director to submit a letter of resignation upon reaching 75 years of age, which resignation becomes effective at the next succeeding annual meeting of shareholders and will be accepted by the Board absent a determination by the Governance Committee or the entire Board to nominate the director for an additional term.

The Governance Guidelines were further amended in October 2017 to include director stock ownership guidelines that, among other things, require directors to maintain minimum stock ownership equal to at least three times the annual retainer received. The Board expects directors to meet this requirement by December 31, 2020. The Governance Committee will determine compliance and may allow waivers on a case-by-case basis.

GOVERNANCE MATERIALS The following materials relating to corporate governance are available via our website at: www.merit.com/investors/corporate-governance/
• Code of Business Conduct and Ethics	• Compensation Committee Charter
• Corporate Governance Guidelines • Audit Committee Charter	• Nominating and Corporate Governance Committee Charter • Finance Committee Charter

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CORPORATE GOVERNANCE AND RELATED MATTERS

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics (Code of Conduct) applies to our directors and employees, including the NEOs, and is supplemented by additional provisions applicable to our CEO and senior financial and accounting officers. All Merit directors, officers and employees are required to act ethically at all times and in accordance with the principles and policies set forth in the Code of Conduct.

Among other principles and policies, the Code of Conduct finds a conflict of interest exists when a person’s private interest interferes in any way with the interests of the Company. The Code of Conduct recognizes that a conflict of interest occurs when the Company enters into a transaction in which an employee, officer, or director, or someone related to or affiliated with an employee, officer, or director, has a significant personal interest. The Code of Conduct also recognizes that a conflict of interest arises when an employee, officer or director of the Company receives an improper benefit as a result of the person’s position with the Company and prohibits any form of loan or credit to directors or officers of the Company or their family members.

The Code of Conduct obligates employees, officers and directors to promptly disclose conflicts of interest to a supervisor, management, or the Board. Any director who has a conflicting interest in a potential conflicting interest transaction may not participate in the review of that transaction by the Board. Any waiver of the Code of Conduct may be made only by the Board and is required to be promptly disclosed as required by law or the regulations of any exchange on which our securities are traded, including Nasdaq.

Whistleblower Hotline

As contemplated by the Code of Conduct, we have established a whistleblower hotline that enables our employees, vendors, customers, and shareholders, as well as other interested parties, to submit confidential and anonymous reports of suspected or actual violations of the Code of Conduct.

The Audit Committee regularly reviews all complaints we receive through the whistleblower hotline.

Our whistleblower hotline may be accessed: • by telephone at (877) 874-8416 • online at www.merit.alertline.com

Securities Trading Restrictions

We have adopted a corporate policy regarding trading in our Common Stock (Insider Trading Policy) which is applicable to all of our directors and officers, as well as certain other Merit employees who are most likely to have access to material, non-public information regarding our business operations and financial condition (Insiders). The Insider Trading Policy imposes restrictions on Insiders with respect to transactions which may violate federal or state securities laws. Among its provisions, the Insider Trading Policy prohibits trading in our Common Stock on a short-term basis, engaging in short sales of our Common Stock and purchasing or selling options in our Common Stock. In April 2019, we amended our Insider Trading Policy to adopt provisions which prohibit our NEOs from transacting in derivative instruments linked to the performance of the Company’s securities.

Director Retirement Policy

In October 2017, we amended our Corporate Governance Guidelines to require that, upon reaching 75 years of age, each director of the Company must submit to the Board a letter of resignation to be effective at the next annual meeting of shareholders. The Board will generally accept such resignations unless the Governance Committee or the Board determines to nominate the director for another term. Upon the adoption of our director retirement policy, Dr. Franklin J. Miller, who was then older than 75 years of age, tendered to the Board his letter of resignation, which was considered by our Governance Committee and the Board. Following such consideration, the Board declined to accept Dr. Miller’s resignation. The Governance Committee and the Board also considered our director retirement policy in 2018 when nominating Dr. Miller to serve for another term. The Governance

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Committee determined that, despite being beyond the retirement age set forth in our Corporate Governance Guidelines, Dr. Miller continues to provide significant contributions to our Board and the Company, and his unique perspective and extensive skills and experience continue to provide a valuable asset to the Board and the Company. In our 2018 Annual Meeting of Shareholders, Dr. Miller was reelected to serve as a director of the Company, with a term expiring in 2021.

During 2019, Dr. Michael E. Stillabower reached 75 years of age. Our Board and Governance Committee considered Dr. Stillabower’s age, extensive service to the Company and our director retirement policy in the course of deliberations regarding the director nominees to be considered at the Annual Meeting. Based on the requirements of our director resignation policy, it was the recommendation of the Governance Committee and the determination of the Board not to nominate Dr. Stillabower for re-election at the Annual Meeting. Accordingly, Dr. Stillabower’s service as a director of the Company will expire at the Annual Meeting.

Sustainability

Merit Gardens.  Merit has developed a one-acre parcel of land at its corporate headquarters in South Jordan, Utah, which offers 82 garden boxes, a small orchard of fruit trees and a state-of-the-art greenhouse for the benefit of its employees.

We have long recognized the importance of operating both a sustainable and profitable enterprise for the long term. We believe our operations should not compromise the environment or the economic prospects of future generations, and, under the direction of our Board, we have focused increasing attention on sustainability and reducing our global environmental footprint in our operations through reducing waste, energy conservation and reusing and recycling materials.

We have reduced waste through reductions in our use of packaging and shipping materials, incorporating re-useable shipping pallets and containers and by making our work orders paperless. These efforts have led to the reduction of approximately 17 tons of plastic per year (without compromising the quality of our packaging), saving approximately 66 tons of brown corrugated box materials per year and the reuse of pallets and containers to ship millions of products to our manufacturing and distribution facilities. Through ongoing implementation of our paperless workorder initiative, we anticipate that our paper usage will be reduced by approximately 2.8 million pieces and 20,000 plastic sleeves per year by 2022.

We have implemented energy conservation measures by transitioning to LED lighting at all of our facilities around the globe, installing energy efficient heating, ventilating and air conditioning systems at our facilities, installing electric car chargers and preferential carpool parking for employees, reducing water consumption through removal of grass and

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installation of an employee garden with water-efficient irrigation technology and by pursuing ISO14001 EMS (Environmental Management System) certification. Additionally, we seek to utilize energy efficient buildings. The newest building on our South Jordan headquarters campus is LEED (Leadership in Energy and Environmental Design) certified. These and other sustainability initiatives have contributed to our reduction of approximately 7,600 pounds of carbon dioxide emissions and the support of approximately 8,400 kilowatt hours of renewable energy.

We have introduced reuse and recycling programs for reuse and recycling of wooden shipping pallets, by partnering with companies who utilize plastic waste resulting from our manufacturing process (leading to the recycling of approximately 578,721 pounds of plastic molding waste in one year), transitioning to hot runner molds which eliminate plastic waste, using biodegradable cutlery and compostable containers made from plant starch and sugarcane in our cafeterias and by giving our customers the option to choose eco-product alternatives—such as trays and natural fiber towels—that can be included in their order and employee recycling programs.

Whether it’s manufacturing processes, shipping, or the day-to-day activities at the office, Merit employees at all levels are engaged and passionate about continually innovating solutions to produce the highest quality medical products while reducing our global environmental footprint. We are committed to continued reduction in the environmental impact of our business, even as our operations continue to grow. To learn more about our sustainability efforts, please review the information on our website at http://www.merit.com/about/environmental-sustainability-practices.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve as directors. In setting director compensation, the Board considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of its directors.

SCHEDULE OF DIRECTOR RETAINERS

Lead Independent Director	$110,000
Other Directors	$80,000
Audit Chair	$10,000
Compensation Chair	$7,500
Governance Chair	$7,500
Finance Chair	$7,500

Cash Compensation Paid to Directors

For the year ended December 31, 2018, all non-employee directors of the Company (except Nolan E. Karras) received an annual cash retainer of $80,000. Mr. Karras, as lead independent director, received an annual cash retainer of $110,000. Committee chair-specific retainers are set forth in the opposite schedule.

Directors are also reimbursed for (a) out-of-pocket travel and related expenses incurred in attending Board and committee meetings and other Company events, and (b) up to $5,000 for annual educational expenses.

Stock Option Awards

Directors are eligible to participate in our equity incentive programs. Each non-employee director who served during the year ended December 31, 2018 received an option under the 2018 Incentive Plan to purchase up to 25,000 shares of Common

Stock at an exercise price of $50.50 per share, the per share market closing price on the date of the grant. Such options granted during 2018 vest over five years at the rate of 20% per year.

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The following table shows amounts paid to each of our non-employee directors in 2018.

NON-EMPLOYEE DIRECTOR SUMMARY COMPENSATION

Name (1)	Fees Earned or Paid in Cash ($)	Options Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Compensation ($)
A. Scott Anderson	87,500	436,570	—	—	524,070
Jill D. Anderson (3)	—	—	—	27,725	—
Thomas J. Gunderson	87,500	436,570	—	—	524,070
Nolan E. Karras	130,000	436,570	—	—	566,570
Franklin J. Miller, M.D.	80,000	436,570	—	—	516,570
F. Ann Millner, Ed.D.	87,500	436,570	—	—	524,070
David M. Liu, M.D.(4)	80,000	436,570	—	—	516,570
Kent W. Stanger	80,000	436,570	—	—	516,570
Michael E. Stillabower, M.D.	80,000	436,570	—	—	516,570

(1)         Fred P. Lampropoulos served as a director of the Company during 2018 but is not identified in the foregoing director summary compensation table because of his dual status as an NEO and director. Information regarding Mr. Lampropoulos’ 2018 compensation can be found under “Executive Compensation and Related Matters” below.

(2)         The amounts shown for the option awards reflect the aggregate grant date fair value of all equity awards granted to the non-employee directors in 2018. We calculated these amounts in accordance with financial statement reporting rules, using the same assumptions we used for financial statement reporting purposes pursuant to our long-term incentive plans. Assumptions used in the calculation of these amounts are included in footnotes to our 2018 audited financial statements. As of December 31, 2018, each non-employee director (other than Ms. Anderson) held outstanding options for the following number of shares: Mr. Anderson, 104,000; Mr. Gunderson, 50,000; Mr. Karras, 147,000; Dr. Miller, 170,000; Dr. Millner, 68,492; Dr. Liu, 71,000; Mr. Stanger, 86,375; and Dr. Stillabower, 170,000.

(3)         Ms. Anderson was appointed to serve as a director of the Company on January 1, 2019. She was not compensated as a director during the year ended December 31, 2018. The amount shown under “All Other Compensation” is the amount paid to Ms. Anderson by Cianna Medical for her service as an employee of Cianna Medical during a transition period of approximately one month following our acquisition of Cianna Medical.  Ms. Anderson’s employment with Cianna Medical terminated in December 2018, prior to her appointment as a director of the Company.  In connection with our acquisition of Cianna Medical in November 2018, Ms. Anderson, who was an officer, director and shareholder of Cianna Medical prior to the acquisition, received merger proceeds, a non-equity incentive plan payout and a change in control payment in the aggregate amount of $7,175,103.54.  Such amounts were paid to Ms. Anderson on the same basis as similar payments to former shareholders and former executive employees of Cianna Medical, as applicable.  Ms. Anderson is also entitled to receive additional payments in connection with the Cianna Medical acquisition based on the achievement of milestones set forth in the Agreement and Plan of Merger which governs that transaction.

(4)         Prior to his appointment as a director of the Company, Dr. Liu entered into a technology license agreement with the Company, pursuant to which the Company acquired a license to use certain technology created by Dr. Liu and one of his colleagues. The Company did not pay to Dr. Liu any amounts under the license agreement during 2018; however, it is possible that the Company may pay to Dr. Liu future payments, in the form of consulting fees, royalties and lump-sum milestone payments. The terms of the license agreement with Dr. Liu were negotiated in an arms-length transaction.

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CORPORATE GOVERNANCE AND RELATED MATTERS

RELATED PERSON

MATTERS

Policies and Procedures Regarding Transactions with Related Persons

Our Code of Conduct requires that every employee avoid situations where loyalties may be divided between our interests and the employee’s own interests. Employees and directors must avoid conflicts of interest that interfere with the performance of their duties or are not in our best interests.

Pursuant to its written charter, the Audit Committee reviews and approves all “related party transactions” (as such term is used by ASC Topic 850 Related Party Disclosures) involving executive officers and directors, or as otherwise may be required to be disclosed in our financial statements or periodic filings with the Securities and Exchange Commission (the SEC) (including under Item 404 of Regulation S-K under the Securities Act of 1933), other than:

(a)  grants of stock options made by the Board or any committee thereof or pursuant to an automatic grant plan; and

(b)  payment of compensation authorized by the Board or any committee thereof.

A “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries)

was, is or will be a participant and, as relates to directors or shareholders who have an ownership interest in the Company of more than 5%, the amount involved exceeds $120,000, and in which any Related Person (defined below) had, has or will have a direct or indirect material interest.

A “Related Person” includes officers, directors, nominees, five percent beneficial owners and their respective immediate family members (which in turn includes person’s spouse, parents, siblings, children, in-laws, step relatives, and any other person sharing the household (other than a tenant or household employee).

Related Person Transactions include transactions between the Company and its executive officers and directors. We have adopted written policies and procedures regarding the identification of Related Persons and Related Person Transactions and the approval process for such transactions. The Audit Committee considers each Related Person Transaction in light of the specific facts and circumstances presented, including but not limited to the risks, costs and benefits to the Company and the availability from other sources of comparable services or products.

Certain Related Person Transactions

The Board, acting through the Audit Committee, believes that the following Related Party Transactions are reasonable and fair to the Company:

•      Joseph C. Wright, President of Merit International, a division of the Company, is the brother-in-law of Fred P. Lampropoulos, Chair of the Board, CEO and President of the Company. In 2018 we provided to Mr. Wright total cash and equity compensation of $1,248,566.

•                  Justin J. Lampropoulos, Executive Vice President of Sales, Marketing & Strategy of the Company, is the son of Fred P. Lampropoulos, Chair of the Board, CEO and President of the Company. In 2018 we provided to Mr. Justin Lampropoulos total cash and equity compensation of $904,651.

•                  Charles Wright, Director of Business Development of the Company, is the brother-in-law of Fred P. Lampropoulos, Chair of the Board, CEO and President of the Company. In 2018 we provided to Mr. Wright total cash and equity compensation of $268,846.

•      Anne-Marie Wright, Vice President of Corporate Communications of the Company, is the wife of Fred P. Lampropoulos, the Chair of the Board, CEO and President of the Company. In 2018 we provided to Ms. Wright total cash and equity compensation of $352,028.

•                  Frank Wright, OEM Business Development Manager of the Company, is the brother-in-law of Fred P. Lampropoulos, Chair of the Board, CEO and President of the Company. In 2018 we

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CORPORATE GOVERNANCE AND RELATED MATTERS

paid to Mr. Wright total compensation of 215,141.

•                  Jon Wright, a brother-in-law of Fred Lampropoulos, Chair of the Board, CEO and President of the Company, is a commercial real estate agent practicing in the greater Salt Lake City area.  During 2018, Mr. Wright acted as an agent in several real estate transactions in which the Company was a party, and was paid commissions at rates which we believe are generally consistent with commercial real estate practices in our region. The total amount of commissions paid to Mr. Wright by the Company and other parties to those transactions during 2018 was $196,625.

EXECUTIVE COMPENSATION

AND RELATED MATTERS

EXECUTIVE SUMMARY

2018 was an important and very positive year for our Company. During the year we continued to execute our global growth and profitability plan, as reflected in our operating and financial results.  Among other significant accomplishments, we completed the acquisition of drainage and soft tissue biopsy products from Becton, Dickinson and Company in February and the acquisition of Cianna Medical in November. Those acquisitions, together with significant growth in sales of our extensive line of legacy products and the introduction of new products commercialized through our continued research and development efforts, contributed to our achievement of financial results which exceeded expectations. Our business measurements of top-line improvement, discipline in our management of expenses and bottom-line improvement continue to support our business thesis. Although our financial results for the year were impressive, they are equally matched by the contributions our products make in the delivery of exceptional healthcare around the globe. We are pleased with our financial results, and are equally pleased with our contribution to improved outcomes for the patients who benefit from our products and the professionals who use them.

Key financial results for the last three fiscal years are highlighted below:

(1)       Non-GAAP net income and non-GAAP gross margin are non-GAAP financial measures. A reconciliation of non-GAAP financial measures used in this Proxy Statement to their most directly comparable GAAP financial measures is included under the heading “Non-GAAP Financial Measures” below.

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EXECUTIVE COMPENSATION AND RELATED MATTERS

The results of our operating and financial performance over the past three years are illustrated by the growth in our earnings per share, share price and total shareholder return over those periods. Although our historic results are not a guarantee of future performance, we believe Merit is well positioned for sustainable growth in profitability going forward.

(1)         Non-GAAP earnings per share is a non-GAAP financial measure.  A reconciliation of non-GAAP financial measures used in this Proxy Statement to their most directly comparable GAAP financial measures is included under the heading “Non-GAAP Financial Measures” below.

(2)         As reported by Nasdaq.

(3)         Source: Compustat. As of Month End = December 2018.

Our operating and financial results were a significant factor in the deliberations of our Compensation Committee when evaluating the amount and form of compensation paid to our CEO and other executive officers. Our Compensation Committee believes there are multiple factors that have contributed to our strong record of financial and operating performance, however, two of the key factors have been our outstanding employees and the leadership provided by our CEO and other executive officers. Accordingly, the Compensation Committee seeks to implement and advance an executive compensation program that recognizes Company performance and individual contribution, while encouraging long-term motivation and retention. The Compensation Committee believes our executive compensation program has been instrumental in helping the Company sustain its strong financial performance over many years.

Under the oversight of the Compensation Committee, our compensation philosophy is to offer compensation programs to the NEOs that align the interests of management and shareholders for the purpose of maximizing shareholder value, while considering the interests of other significant stakeholders such as employees, customers, business partners and the communities in which we operate.

Among other objectives, those programs are designed to:

•     focus executives on achieving or exceeding measurable performance targets;

•     influence executives to lead our employees in the implementation of cost-saving plans;

•     continue our entrepreneurial spirit;

•     attract and retain highly-qualified and motivated executives; and

•     promote a highly ethical environment and maintain health and safety standards.

Our executive compensation programs specific to the NEOs are overseen by the Compensation Committee. In pursuit of our compensation philosophy and objectives, the Compensation Committee believes that the compensation packages provided to the NEOs should generally include both cash and equity-based compensation, historically in the form of stock options. Base pay and benefits are set at levels considered necessary to attract and retain qualified and effective executives. Variable incentive pay is used to align the compensation of the NEOs with our short-term business and performance objectives, such as income and overall financial performance. Equity awards have historically been used to retain key employees and to motivate executives to create long-term shareholder value.

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EXECUTIVE COMPENSATION AND RELATED MATTERS

SELECTED 2018 HIGHLIGHTS

•     Achievement of net sales, gross margin, and earnings per share performance objectives

•     Completed multiple significant acquisition transactions, including Cianna Medical and soft tissue biopsy and drainage product lines from Becton, Dickinson and Company

•     Completed underwritten public offering of Common Stock, which provided the Company with approximately $205 million of additional equity capital, net of offering expenses

•     Prioritized reduction of environmental footprint by continuing to implement new programs to reduce waste, conserve resources, and improve the areas where we do business

•     Cumulative total return on our Common Stock from December 31, 2013 to December 31, 2018 of 255% (1)

(1) Reflects five-year cumulative total return of our Common Stock, as reported by Nasdaq for the period from December 31, 2013 to December 31, 2018. Past results are not necessarily an indicator of future results.

Executive Officers

In addition to Mr. Lampropoulos (whose biography is included under “Directors Whose Terms of Office Continue”), we have included below information related to our executive officers:

RAUL PARRA Chief Financial Officer and Treasurer Age: 41	Current Position Since: July 2018 Education: B.S. (business administration with accounting emphasis), Sonoma State; Certified Public Accountant (CPA)

Highlights

•     Previous positions at Merit include Interim CFO, Vice President of Accounting, Corporate Controller, Director of Financial Reporting

•     Before joining Merit, held various audit positions at Deloitte & Touche, LLP

RONALD A. FROST Chief Operating Officer Age: 57	Current Position Since: January 2014 Education: Manufacturing Engineering Technology, AAS, Machine Tooling, Weber State University

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EXECUTIVE COMPENSATION AND RELATED MATTERS

Highlights

•     More than 27 years of service to Merit and its shareholders

•     Previous positions at Merit include Vice President (Materials and Operations), Quality Engineer, Manufacturing Engineer, Custom Kits Manager, Customer Service Manager, Production Planning and Warehouse Manager, General Manager of our Richmond, Virginia operations, and Vice President (Technology Transfer), 1991 to 2014

JOSEPH C. WRIGHT President, International Division Age: 49

Current Position Since: July 2015

Education: B.A., (political science), Columbia University; M.B.A., (finance) Columbia University; Speaks Japanese

Mr. Wright is the brother-in-law of Fred P. Lampropoulos, Merit’s CEO, President and Chair of the Board

Highlights

•     Previous positions at Merit include (a) President, Technology Group – overseeing Merit OEM, Merit Sensor Systems, Inc. and Merit’s coating division, (b) Vice President of Marketing, and (c) Vice President, International – responsible for sales in Canada, Asia Pacific, and Latin America, 2005 to 2015

•     Manages businesses in all global markets outside the U.S. and Europe, Middle East and Africa

•     Before joining Merit, held sales, marketing and business development positions with several companies, including Motorola and Micron

BRIAN G. LLOYD Chief Legal Officer, Corporate Secretary Age: 58	Current Position Since: April 2016 Education: B.S. (finance), Brigham Young University; J.D., Columbia Law School

Highlights

•     Practiced as an attorney, specializing in corporate governance, securities regulation and mergers & acquisitions, with the law firm of Parr Brown Gee & Loveless in Salt Lake City, Utah for more than 20 years

•     Also practiced law in those areas of specialization as a partner with the law firm of Stoel Rives, LLP for four years

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EXECUTIVE COMPENSATION AND RELATED MATTERS

JUSTIN J. LAMPROPOULOS Executive Vice President, Sales, Marketing and Strategy Age: 36

Current Position Since: May 2015

Education: Completed postgraduate studies at Oxford University’s Saïd Business School in Oxford, England in strategic management and is an alumnus of Harvard Business School.

Mr. Justin J. Lampropoulos is the son of Fred P. Lampropoulos, Merit’s Chair of the Board, CEO and President

Highlights • From 2010 to 2015 lead Merit’s Europe, Middle East and Africa business unit from Maastricht, The Netherlands • Began his career in the medical device technology field in 2004

COMPENSATION DISCUSSION AND

ANALYSIS

This Compensation Discussion and Analysis is designed to explain our philosophy and objectives underlying our compensation policies, the processes we follow in setting compensation, and the components of compensation that we utilize in compensating our NEOs, who are listed below.

The Summary Compensation Table and other compensation tables under “Executive Compensation Tables” below should be read in conjunction with this section.

Fred P. Lampropoulos	Chair, CEO and President
Raul Parra	Chief Financial Officer and Treasurer (from July 2018 to present)
Ronald A. Frost	Chief Operating Officer
Joseph C. Wright	President, International
Brian G. Lloyd	Chief Legal Officer and Corporate Secretary
Bernard J. Birkett	Former Chief Financial Officer and Treasurer

Process for Establishing Compensation

Procedure

The Compensation Committee has oversight responsibility for establishing compensation practices for our Chief Executive Officer (CEO) and the other NEOs.

Performance reviews of the CEO are conducted by the Compensation Committee based on our performance during a given year, compared with our performance objectives, as well as other factors intended to maximize short-term and long-term shareholder value.

Performance reviews of other NEOs are based on the CEO’s evaluation of individual officer and Company performance for that year, with the objective of maximizing shareholder value. With respect to the compensation levels for the other NEOs, the Compensation Committee considers input and recommendations from the CEO. The CEO makes recommendations concerning salary adjustments, cash bonus programs and equity awards for the other NEOs, and the Compensation Committee considers those recommendations in determining the compensation of the other NEOs.

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EXECUTIVE COMPENSATION AND RELATED MATTERS

Role of Consultants

In prior years (most recently in 2015), the Compensation Committee engaged Pearl Meyer & Partners (Pearl Meyer), an independent compensation consulting firm, to review our executive officer and director compensation practices and advise the Compensation Committee with respect to those compensation practices, including salary, bonus, benefits and equity awards for our executive officers and retainers, meeting fees and equity awards for our directors. The Compensation Committee has evaluated Pearl Meyer’s reports in prior years and, as they considered appropriate to achieve the best interests of the Company and its shareholders, implemented some of Pearl Meyer’s recommendations.

In conducting its review of our executive compensation practices for 2018, the Compensation Committee did not consult with Pearl Meyer; however, the Compensation Committee recently renewed the engagement with Pearl Meyer, and has consulted with Pearl Meyer regarding the Company’s executive composition practices for 2019, and the development of our 2019 Executive Bonus Plan discussed on page 35. During 2018, the Compensation Committee reviewed industry and peer compensation data for medical device companies included in published surveys issued by Radford, Aon Hewitt’s medical device consulting group (Radford). During 2018, we participated in the Radford Global Technology Survey (Radford Survey), which includes more than 100 medical device companies with headquarters located in the United States. The Radford Survey – which we believe is generally considered a standard source of information for executive compensation – provides valuable information regarding industry and peer executive compensation practices. Our management utilizes the Radford Survey to determine the reasonableness of compensation for various levels of employees, including executive officers.

The Compensation Committee also directed management to perform an internal review of Company executive compensation practices, as well as the executive compensation practices of other U.S. publicly-traded companies in the medical device industry.

Neither the Radford Survey nor our internal review yielded any significant concerns at the Compensation Committee level regarding our executive compensation practices.

Evaluation

In evaluating compensation of the NEOs for the year ended December 31, 2018, the Compensation Committee considered, among other factors, our performance and relative shareholder return in 2018, as compared to our performance targets for 2018, and other factors considered relevant by the Compensation Committee.

Notwithstanding the Compensation Committee’s use of the information supplied by Pearl Meyer in 2015, and information obtained from the Radford Survey and our management’s review of executive compensation practices, the decisions of the Compensation Committee with regard to the NEOs for 2018 were based principally on objective and subjective evaluations of the individual NEOs.

Other Considerations

The Compensation Committee also relied on its experience and judgment in making executive compensation decisions after reviewing our performance on a quarterly and annual basis, and evaluating each NEO’s individual performance and responsibilities with the Company, as well as current compensation arrangements. The compensation program for the NEOs and the Compensation Committee assessment process have been designed to be flexible in an effort to respond to the evolving business environment and individual circumstances relative to Company and individual performance, shareholder value, as well as internal equity for compensation levels among our executives.

Our executive compensation program is divided into the following two general categories:

•                  fixed pay; and

•                  variable pay.

Fixed pay consists of base salary and is intended to provide each NEO with a level of assured cash compensation appropriate for his or her position within the Company. Variable pay includes annual cash bonus awards and equity-based awards in the form of stock options, each as explained in more detail below.

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EXECUTIVE COMPENSATION AND RELATED MATTERS

The Compensation Committee believes that a portion of total compensation of the NEOs should be both at-risk and tied to the Company’s performance goals.

Generally, at the beginning of each year, the CEO identifies performance goals which are intended to align the efforts of our executive officers, including the NEOs, with our achievement of our strategic business plan to maximize shareholder value. The

CEO then reviews those performance goals with the Compensation Committee. Those goals then become targets for the variable annual performance bonus component of our executive compensation program. Because the performance goals are generally established at the beginning of each year and market conditions fluctuate throughout the year, the performance goals may not correspond to subsequent annual earnings estimates released by the Company.

Compensation Committee Consideration of Shareholder Advisory Votes

At our annual meeting of shareholders held on May 24, 2018, we submitted the compensation of our executive officers to our shareholders in a non-binding vote. Our executive compensation program received the support of holders of approximately 92% of the shares represented at the meeting.

At our annual meeting of shareholders held on May 24, 2017, our shareholders voted on an advisory basis with respect to the frequency of future advisory votes on executive compensation. Holders of approximately 77% of the shares represented at that meeting expressed their preference for an annual advisory vote. Accordingly, we intend to hold an annual advisory vote on executive compensation until the next “say-on-frequency” vote at our annual meeting of shareholders in 2023.

The Compensation Committee will continue to review future shareholder voting results, including the voting results with respect to “Proposal No. 2 - Advisory Vote on Executive Compensation,” as described further in this Proxy Statement, and determine whether changes should be made to our executive compensation program based on such voting results.

Pay Mix

The allocation between cash and non-cash NEO compensation is influenced by the practices of subjective and objective analysis conducted by the Compensation Committee and is intended to reflect the Compensation Committee’s determination of the appropriate compensation mix among base pay, annual cash incentives and long-term equity incentives for each NEO. Actual cash and equity-based incentive awards are determined based on the performance of the Company or the individual NEO, depending on the position of the NEO, the type of award and our performance, compared to established goals.

For 2018, the elements of the compensation mix for the NEOs included:

•     base salary (designed to attract and retain executives over time);

•     annual performance bonus (designed to focus on business objectives established by the Compensation Committee for a particular year);

•     long-term equity-based incentive compensation in the form of stock option awards (designed to further align NEO pay with performance);

•     broad-based employee retirement, welfare and fringe benefits programs, and other personal benefits; and

•     executive deferred compensation.

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EXECUTIVE COMPENSATION AND RELATED MATTERS

Among the factors the Compensation Committee considered when establishing the amounts of fixed and variable compensation paid to our NEOs for 2018 were:
Fred P. Lampropoulos

•                  our 2017 operating and financial performance;

•                  successful completion of acquisition transactions and integration of acquired enterprises and products;

•     operational management, including cost savings, product development (including inventions and patent prosecution), international expansion, subsidiary development, risk management, and manufacturing capacity planning;

•                  strategic business development, management development and oversight, and impact on overall shareholder value; and

•                  shareholder relations.

Raul Parra

•                  responsibility for the financial and accounting affairs of an increasingly large and complex organization;

•                  oversight of our cash flow and budgeting practices; and

•                  accounting for, and financing of, acquired enterprises and products.

Ronald A. Frost

•                  conducting our worldwide operations within the budget established by the Board;

•                  implementation and oversight of our efforts to reduce our environmental footprint and promote sustainability; and

•                  integration of the operations of acquired enterprises.

Joseph C. Wright

•                  management of our international division, including oversight of our international growth and sales;

•                  identifying potential new markets for expansion and growth and development of our international sales strategy; and

•                  budget management.

Brian G. Lloyd

•                  oversight of our legal department, with responsibility for supporting our worldwide operations;

•                  corporate counsel and support of the Board in fulfilling its corporate governance obligations; and

•                  negotiation and coordination of significant acquisition and financing transactions.

Bernard J. Birkett
• our 2017 financial results; • responsibility for the financial affairs of our increasingly large and complex organization; and • shareholder relations.

Fixed Compensation

Base Salary. The Compensation Committee does not use a specific formula for evaluating individual performance of the NEOs. The performance of the NEOs other than the CEO is assessed by the Compensation Committee taking into account the CEO’s input regarding each NEO’s contributions to our performance for the applicable year. The CEO’s performance is assessed by the Compensation Committee in formal and informal meetings with the CEO, as well as executive sessions conducted by the Compensation Committee.

The criteria used in setting the base salary for each NEO, including the CEO, vary depending on the NEO’s function, but generally include the Compensation Committee’s assessment of the NEO’s:

•     advancement of our interests with shareholders and customers and in other strategic business relationships;

•     achievement of our financial results, position and experience (in an effort to avoid gender or age discrimination);

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EXECUTIVE COMPENSATION AND RELATED MATTERS

•      leadership inside and outside the Company;

•      contribution to our product quality and development; and

•      advancement in skills and responsibility.

Given the subjective nature of the criteria identified above, the Compensation Committee has not attempted to develop numeric measurements in determining base salaries for the NEOs. Instead, the Compensation Committee establishes base salaries at levels commensurate with the Compensation Committee’s evaluation of each NEO’s contribution to our business success. In particular, the Compensation Committee has set the base salary and incentive cash bonus of the CEO at levels which are higher than the aggregate amount of base salary and incentive bonus paid to the principal executive officers of a number of our peers.  Because the CEO is a founder of the Company and currently owns a substantial number of shares of Common Stock, the Compensation Committee believes his personal interests are closely aligned with the interests of our stakeholders and that the payment of cash compensation in amounts approved by the Compensation Committee and based upon the Company’s exceptional performance is effective in further aligning his interests with the interests of our stakeholders.

Based on its evaluation, the Compensation Committee approved the following NEO base salaries for the year ended December 31, 2018, which are also reflected in the Summary Compensation Table under “Executive Compensation Tables” below.

NAMED EXECUTIVE OFFICER	BASE SALARY (1)
Fred P. Lampropoulos	$1,700,000
Raul Parra	$319,231
Ronald A. Frost	$532,692
Joseph C. Wright	$536,538
Brian G. Lloyd	$600,000
Bernard Birkett	$261,538 (2)

(1)   The base salary amounts shown above reflect amounts paid to the NEOs during 2018 as reported in the Summary Compensation Table shown on page 42.  The annual base salary amounts for fiscal year 2019 as approved by the Compensation Committee are: Mr. Lampropoulos, $1,800,000; Mr. Parra $600,000; Mr. Frost, $600,000, Mr. Wright, $550,000; and Mr. Lloyd, $600,000.

(2)  Base salary amount shown for Mr. Birkett reflects amounts paid to Mr. Birkett for periods prior to his resignation in May 2018.

Variable Compensation

In general, our variable compensation programs are designed to align the interests of our executive officers,

including the NEOs, with our operating and financial results.

Annual Performance Cash Bonuses

Our general practice is to provide our NEOs with the opportunity to earn annual performance bonus compensation under a program that recognizes attainment of key objectives. The key objectives that underlie our annual incentive compensation programs are established annually by the Compensation Committee based upon recommendations made by the CEO, and may vary between years and between NEOs, but generally include objectives that reward attainment of targeted levels of sales, earnings and gross margins.

In setting the performance bonus amounts that an NEO is eligible to earn for achieving specified objectives, the Compensation Committee and the CEO consider bonus and total cash compensation levels for each NEO. Although bonus opportunities for achieving objectives are generally established for each NEO based on job scope and contribution, the Compensation Committee retains discretion to positively or negatively adjust performance bonus amounts based on factors that are not included in the pre-determined objectives. NEOs also have the opportunity to earn additional discretionary bonuses for extraordinary performance, as determined by the Compensation Committee.

The decision as to whether to provide an annual performance bonus program to any NEO for any year, the type and funding of any program offered, and the objectives that underlie any program, are subject to the discretion of the Compensation Committee based on the recommendation of the CEO and industry-specific conditions existing during the applicable year. The Compensation Committee may also exercise positive or negative discretion based on its assessment of the individual NEO’s contribution and accountability for the objectives that are the subject of the bonus recommendations from the CEO and any other factors the Compensation Committee considers relevant.

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For 2018 (and after considering the CEO’s recommendations), the Compensation Committee established incentive cash bonus objectives for Messrs. Lampropoulos and Wright, but did not establish specific incentive cash bonus objectives for other NEOs. The incentive cash bonus objectives for Mr. Lampropoulos were based on sales, gross margins (calculated on a non-GAAP basis), and earnings per share (calculated on a non-GAAP basis).  The incentive cash bonus objectives for Mr. Wright were based on sales of the Company’s products in all global markets other than the U.S. and EMEA.

The specific 2018 goals established by the Compensation Committee for Mr. Lampropoulos in the performance bonus categories, together with the level of our actual 2018 performance in those categories, are as follows.

PERFORMANCE BONUS OBJECTIVES	2018 GOALS	2018 RESULTS

Sales	$870 – 880 million	$882.8 million
Gross Margin (Non-GAAP) (1)	48.9 – 49.4%	48.9%
Earnings Per Share (Non-GAAP) (2)	$1.60 - $1.70	$1.69

(1)         Non-GAAP Gross Margin is calculated by adjusting gross profit by amounts recorded for amortization of intangible assets and inventory mark-up related to acquisitions. See “Non-GAAP Financial Measures” presented on page 59 of this Proxy Statement for additional information.

(2)         Non-GAAP Earnings Per Share is calculated as GAAP net income excluding intangible amortization expense, acquisition related costs, intangible asset impairment charges, contingent consideration expense (benefits), certain legal expenses, and severance costs. All excluded items are tax affected and total Non-GAAP net income is divided by the weighted average diluted shares outstanding. See “Non-GAAP Financial Measures” presented on page 59 of this Proxy Statement for additional information.

The specific 2018 goals for Mr. Lampropoulos in the performance bonus categories align with the guidance we issued on February 28, 2018 and updated guidance we issued on July 23, 2018.

With respect to Mr. Wright, the Compensation Committee approved performance bonus objectives based on the following sales targets for our international operations for which Mr. Wright has supervisory responsibility.

2018 GOAL	2018 RESULTS
$181.3 million	$196.5 million

Although the Compensation Committee did not establish specific 2018 incentive cash bonus objectives for Messrs. Parra, Frost and Lloyd, the Compensation Committee based its determination of discretionary bonuses (see “Discretionary Bonuses”

below) paid to Messrs. Parra, Frost and Lloyd upon the Company’s achievement of the annual cash bonus objectives established for Mr. Lampropoulos. The Compensation Committee believes that the annual cash bonus objectives provided meaningful motivation to Mr. Lampropoulos and the other NEOs and were instrumental in influencing the Company’s successful performance during 2018.

The Compensation Committee’s evaluation of our achievement of the performance bonus goals shown above indicated that we achieved performance levels that met or exceeded each of the three goals initially established by the Compensation Committee, as well as the updated goals which reflected the Company’s performance at levels which exceeded the Compensation Committee’s initial expectations.

2019 Executive Bonus Plan

After reviewing our executive incentive compensation practices, and based upon the preferences communicated by the institutional shareholder community, our Board adopted the Merit Medical Systems, Inc. 2019 Executive Bonus Plan (Executive Bonus Plan).  The purposes of the Executive Bonus Plan are to motivate and reward the Company’s executive employees by making a portion of their annual cash compensation dependent on the achievement of certain pre-determined corporate performance goals, to align the interests of those executives with those of the Company, and to attract and retain superior executive employees by providing a competitive bonus program that rewards outstanding performance.  The Executive Bonus Plan is administered by the Compensation Committee and is effective for the year ending December 31, 2019

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and thereafter.  During each year of the operation of the Executive Bonus Plan, the Compensation Committee will establish a target bonus amount and performance criteria and goals for each participating executive officer.  At the conclusion of such year, the Compensation Committee will determine the bonus amount payable to each participating executive officer and the Company will pay to the executive officer the determined bonus amount not later than the 15th day of the third month following the conclusion of the applicable year.  In determining the amount of each award to be paid, the Compensation Committee may reduce, eliminate or increase (but not above 110% of the applicable award amount otherwise payable) the amount of an Award if, in its discretion, such reduction, elimination or increase is appropriate.  The amounts payable to executive officers participating in the Executive Bonus Plan will be determined and allocated based on the  performance criteria established for the applicable year, and the Company’s performance relative to those criteria. For 2019, the performance criteria are based upon the Company’s net sales, non-GAAP net income and non-GAAP gross margin. For 2019, the Compensation Committee has established a target award amount for Mr. Lampropoulos of $1,000,000. The amount of the 2019 target bonus actually earned by Mr. Lampropoulos will depend upon the degree to which the Company achieves specified performance goals for each of the three performance criteria during 2019. Although all NEOs are eligible to participate in the Executive Bonus Plan, the Compensation Committee has not established target award amounts under the plan for any NEOs other than Mr. Lampropoulos. The Compensation Committee anticipates; however, that most, or all of the NEOs, will be included as participants in the Executive Bonus Plan in the future. The Compensation Committee does not anticipate that Mr. Wright will participate in the Executive Bonus Plan during 2019 because his incentive compensation goal for the year has already been established based on the Company’s sale targets for the international operations for which Mr. Wright has supervisory responsibility. The Compensation Committee, with the assistance of Pearl Meyer, is currently in the process of developing a program to grant long-term equity incentive awards which are also dependent on the Company’s achievement of predetermined corporate performance goals.

Return of Incentive Compensation (“Clawback Policy”)

The Executive Bonus Plan provides to our Board the authority to obtain reimbursement from any participant in the plan if the Board determines that: (a) a significant restatement of the Company’s financial results for any of the three prior fiscal years is required; and (b) the participant’s award amount would have been lower had the financial results been properly calculated. Such reimbursement shall consist of any portion of any award previously paid to such participant that is greater than the award that would have been paid if calculated based upon the restated financial results. The action permitted to be taken by the Board under the Executive Bonus Plan is in addition to, and not in lieu of, any and all other rights of the Board and/or the Company under applicable law or any other claw-back or similar policy of the Company. The Compensation Committee anticipates that the long-term equity incentive program which it is currently developing will also include a “clawback” feature that is similar to the reimbursement provisions of the Executive Bonus Plan.

Discretionary Bonuses

In addition to the cash bonus opportunities under the performance bonus program described above, the Compensation Committee (with the input of the CEO) may choose to reward extraordinary performance and achievements by awarding discretionary bonuses to the NEOs and other executives from time to time that are not part of the annual incentive plan or any other plan. Based upon the Compensation Committee’s review of the performance bonus objectives discussed above, and following a review of the performance of each of Messrs. Parra, Frost and Lloyd, the Compensation Committee determined to grant discretionary bonuses to each of those NEOs in the amounts set forth in Summary Compensation Table set forth on page 42. There is no standing expectation that all (or any) NEOs will receive discretionary performance bonuses in any particular year, and the criteria for such bonuses are not established in advance. Because Mr. Birkett resigned from his employment with the Company in May 2018 and was not serving as an executive officer on December 31, 2018, the Compensation Committee did not grant a discretionary bonus to him for 2018.

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EXECUTIVE COMPENSATION AND RELATED MATTERS

Long-Term Incentive Compensation

Historically, long-term equity awards, in the form of stock options, have been granted at the Compensation Committee’s discretion to the NEOs annually in an effort to provide long-term performance-based compensation, to encourage the NEOs to continue their engagement with the Company throughout the vesting periods, and to align management and shareholder interests.

During 2018, the Compensation Committee granted stock option awards to NEOs under the Merit Medical Systems, Inc. 2006 Long-Term Incentive Plan in the following amounts:

NAMED EXECUTIVE OFFICER	NUMBER OF OPTIONS GRANTED
Fred P. Lampropoulos	38,002
Raul Parra	10,000
Ronald A. Frost	40,000
Joseph C. Wright	25,000
Brian G. Lloyd	25,000
Bernard Birkett (1)	25,000

(1)         All options granted to Mr. Birkett during 2018 were forfeited upon his resignation from the Company in May 2018.

In making awards under the prior 2006 Incentive Plan, as well as our 2018 Incentive Plan, the

Compensation Committee considers grant size, the appropriate combination of equity-based awards, the impact of the grant on our financial performance (as determined in accordance with the requirements of the Financial Accounting Standards Board ASC Topic 718 (ASC Topic 718)), and the corresponding compensation value used by the Company in determining the amount of the awards (which may vary from the ASC Topic 718 expense). All long-term equity-based awards granted during 2018 to our NEOs were made under our 2006 Incentive Plan, prior to our adoption of our 2018 Incentive Plan. Beginning in 2019 long-term equity-based awards for our NEOs will be made under our 2018 Incentive Plan.

Generally, the amount of long-term equity awards granted to the NEOs has been based upon the Compensation Committee’s assessment of each NEO’s expected future contributions to the Company and other factors. The amount or existence of those awards may also be influenced by external factors such as general economic or industry-specific conditions. We generally grant long-term equity awards at the regularly-scheduled Compensation Committee meeting held in February or May of each year but may vary the date of grant from year to year.

Broad-Based Benefits Programs

We offer multiple broad-based benefits programs to our employees, including our NEOs. Those programs include benefits such as health, dental, vision, disability and life insurance, health savings accounts, health care reimbursement accounts, employee stock purchase plan, paid vacation time and discretionary Company contributions to a 401(k) profit sharing plan.

Benefits are provided to our NEOs in accordance with practices the Compensation Committee believes are consistent with industry standards. The Compensation Committee believes such benefits are a necessary element of compensation in attracting and retaining employees. In addition, the NEOs receive limited perquisites in an attempt to achieve a competitive pay package, as further detailed in the Summary Compensation Table.

Deferred Compensation Plan

We provide a non-qualified deferred compensation plan for the benefit of certain of our highly-compensated management employees, including the NEOs. Under the non-qualified deferred compensation plan, eligible executives may elect in advance of each calendar year to defer up to 100% of their cash salary and bonus compensation earned with respect to such year. Amounts deferred are credited to an unfunded liability account maintained by the Company on behalf of the applicable NEO, which account is deemed invested in and earns a rate of return based upon certain notational and self-directed investment options offered under the plan. In our discretion, we may elect to credit each eligible participant’s account under the deferred compensation plan with an employer matching contribution but, to date, we have never elected to do so. Participant account balances under the deferred compensation plan are fully-vested and will be paid by the Company to each participant upon retirement or separation from employment, or on other specified dates, in a lump sum or in installments according to a schedule elected in advance by the participant.

The Company and its subsidiaries do not maintain any other executive pension or retirement plans for the NEOs.

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EXECUTIVE COMPENSATION AND RELATED MATTERS

Employment Agreements

The Compensation Committee has determined that executive employment agreements are necessary to provide competitive compensation arrangements to our NEOs, particularly because such agreements are common in our industry. Moreover, the Compensation Committee believes that the change in control provisions within the executive employment agreements help to retain the NEOs by reducing personal uncertainty and anxiety that may arise from the possibility of a future business combination.

We have entered into employment agreements (collectively, the Employment Agreements) with each of the NEOs. The annual base salaries paid under the Employment Agreements for 2018 were:

NAMED EXECUTIVE OFFICER	BASE SALARY (1)
Fred P. Lampropoulos	$1,700,000
Raul Parra	$319,231
Ronald A. Frost	$532,692
Joseph C. Wright	$536,538
Brian G. Lloyd	$600,000
Bernard Birkett	$261,538 (2)

(1)  The base salary amounts shown above reflect amounts paid to the NEOs during 2018 as reported in the Summary Compensation Table shown on page 42.  The annual base salary amounts for fiscal year 2019 as approved by the Compensation Committee are: Mr. Lampropoulos, $1,800,000; Mr. Parra $600,000; Mr. Frost, $600,000, Mr. Wright, $550,000; and Mr. Lloyd, $600,000.

(2)  Base salary amount shown for Mr. Birkett reflects amounts paid to Mr. Birkett for periods prior to his resignation in May 2018.

The amount of the base salary payable to each NEO may be subject to change based on review by the Compensation Committee on an annual basis. Although the employment status of each of the NEOs is “at will,” the Employment Agreements provide for mandatory severance payments to each NEO in the event the NEO’s employment terminates for certain reasons in connection with a “Change in Control” (as defined below). Those severance arrangements are discussed in greater detail below under the heading “Executive Compensation Tables—Potential Payments upon Termination or Change in Control.”

In addition to the annual base salary described above, the Employment Agreements also allow the NEOs to receive an annual cash bonus payment in an amount to be determined in the sole discretion of the Board (which has delegated that authority to the Compensation Committee). Notably, in fiscal years ending after a Change in Control, the annual bonus must be at least equal to an NEO’s average annual cash bonus for the last three full fiscal years ending prior to the Change in Control.

The NEOs (and to the extent applicable, their spouses and eligible dependents) are eligible to participate in all incentive, savings and retirement, health insurance, term life insurance, long-term disability insurance, deferred compensation, employee stock purchase and other employee benefit plans, policies or arrangements we maintain for our employees generally and, at the discretion of the Compensation Committee, in the 2018 Incentive Plan and other benefit plans maintained by the Company for our executives.

The terms of the Employment Agreements reflect in part the concern of the Compensation Committee that a future threatened or actual change in control, such as through an acquisition or merger, could cause disruption and harm to the Company in the event of the resulting loss of any of its key executives. The change in control provisions in the Employment Agreements are intended to provide a measure of incentive and security to our key executives until the resolution of any such threatened or actual change in control.

However, the Compensation Committee believes that such agreements should not include provisions that would obligate a potential acquirer of the Company to make large payouts to the NEOs simply because a change in control has occurred. Because of this concern, the occurrence of a change in control event alone will not trigger any payment obligations to the NEOs under their respective Employment Agreements. Additional change in control payment obligations under the Employment Agreements only arise in the event the NEO’s employment is terminated “without Cause” in connection with the change in control or the NEO resigns “for Good Reason” (with each capitalized term in this sentence defined in the Employment Agreements and described under the heading “Potential Payments Upon Termination or Change in Control—Employment Agreements” below) in connection with a change in control. Thus, the Compensation Committee regards the employment agreements as “double trigger” change in control agreements.

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EXECUTIVE COMPENSATION AND RELATED MATTERS

Tax Deductibility and Executive Compensation

Section 162(m) (Section 162(m)) of the Internal Revenue Code of 1986, as amended (the Code) imposes a $1.0 million annual limit on the amount that a public company may deduct for compensation paid to a company’s chief executive officer during a tax year or to any of the company’s three other most highly compensated executive officers who are still employed at the end of the tax year. For tax years beginning before 2018, the limit did not apply to compensation that met the requirements of Section 162(m) for “qualified performance-based” compensation (i.e., compensation paid only if the executive meets pre-established, objective goals based upon performance criteria approved by our shareholders). Qualified performance-based awards, such as stock options, issued prior to 2018 remain under certain conditions exempt from Section 162(m) even if exercised after 2017.

The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) and attempts, to the extent practical, to implement compensation policies and practices that maximize the potential income tax deductions available to the Company.

In certain situations, the Compensation Committee may approve compensation that will exceed the deduction limitations of Section 162(m) in order to ensure competitive levels of total compensation for its executive officers. In such situations, the portion of the compensation payable to the executive officer that exceeds the $1.0 million limit will not be deductible for tax purposes. Although deductibility of executive compensation for tax purposes is generally preferred, tax deductibility is not the primary objective of our executive compensation programs. The Company and the Compensation

Committee believe that meeting the compensation objectives described above is more important than the benefit of being able to deduct the compensation for tax purposes.

All compensation paid to the NEOs, other than Mr. Lampropoulos, during 2018 was intended to be deductible under Section 162(m). Although Mr. Lampropoulos’ compensation for 2018 exceeded the deduction limits of Section 162(m), the Compensation Committee approved that compensation amount in order to provide Mr. Lampropoulos with a compensation package that the Compensation Committee considers competitive and in the best interests of the Company and its shareholders.

Additionally, under Sections 280G and 4999 of the Code, our NEOs and other Company executives may be subject to additional taxes if they receive payments or benefits in connection with a change of control of the Company that exceed certain prescribed limits (so-called “Excess Parachute Payments”), and the Company or its successor may not deduct such Excess Parachute Payments. The Company is not obligated to provide any NEO or other executive with a “gross-up” or other reimbursement payment for any tax liability that the executive might owe as a result of the application of Sections 280G or 4999 of the Code. Certain potential future payments described in the table captioned “Termination Without Cause or For Good Reason in Connection with a Change in Control” on page 49 may, however, constitute Excess Parachute Payments that the Company or its successor could not fully deduct.

Compensation Policies and Practices Relating to Risk Management

The Compensation Committee has reviewed our company-wide compensation program, which applies to all of our full-time employees, including the NEOs. Based on the Compensation Committee’s review of the various elements of our executive compensation practices and policies, the Compensation Committee believes our compensation policies and practices are designed to create appropriate and meaningful incentives for our employees without encouraging excessive or inappropriate risk taking.

After undertaking this review, the Compensation Committee came to the following conclusions:

•      Our compensation policies and practices are designed to include a significant level of long-term compensation, which discourages short-term risk taking;

•                The base salaries we provide to our employees are generally consistent with salaries paid for comparable positions in our industry, and provide our employees with steady income while reducing the incentive for employees to take risks in pursuit of short-term benefits;

•              Our incentive compensation is capped for some NEOs at levels established by the Compensation Committee, which it believes reduces the incentive for excessive risk-taking;

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EXECUTIVE COMPENSATION AND RELATED MATTERS

•                  We have established and adopted codes of ethics and business conduct, which are designed to reinforce the balanced compensation objectives established by the Compensation Committee; and

•                  We have adopted equity ownership guidelines for its executive officers, which the Compensation Committee believes discourages excessive risk-taking.

Based on the review outlined above, the Compensation Committee has further concluded that the risks arising from our compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The Compensation Committee establishes and oversees the design and function of our executive compensation programs.

The members of the Compensation Committee have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company and recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE:

A. Scott Anderson (Chair)

Franklin J. Miller, M.D.

F. Ann Millner, Ed.D.

Michael E. Stillabower, M.D.

PROPOSAL NO. 2 – ADVISORY VOTE ON

EXECUTIVE COMPENSATION

Board recommendation
The Board unanimously recommends a vote FOR this proposal

Section 14A of the Exchange Act (Section 14A), which was enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires that we provide shareholders with the opportunity to vote on an advisory (non-binding) resolution to approve the compensation of the NEOs disclosed in this Proxy Statement (colloquially referred to as a “Say-on-Pay” proposal).

Accordingly, the following resolution will be submitted to our shareholders for approval at the Annual Meeting:

“RESOLVED, that the Company’s shareholders APPROVE, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2019 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

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EXECUTIVE COMPENSATION TABLES

As described above under the heading “Compensation Discussion and Analysis,” the Board believes our compensation of the NEOs achieves the primary goals of:

•                  focusing our executives on achieving or exceeding measurable performance targets;

•                  encouraging continuation of our entrepreneurial spirit;

•                  attracting and retaining highly-qualified and motivated executives;

•                  aligning management compensation with shareholder value.

•                  promoting our guiding principles for adherence to a high ethical environment, as well as health and safety standards; and

•                  aligning management compensation with shareholder value.

The Board encourages shareholders to review in detail the Compensation Discussion and Analysis beginning on page 30 of this Proxy Statement and the executive compensation tables beginning on page 42 of this Proxy Statement. In light of the information set forth in such sections, the Board believes the compensation of the NEOs for the fiscal year ended December 31, 2018 was fair and reasonable and that our compensation programs and practices are in the best interests of the

Company and our shareholders.

The advisory vote on this Say-on-Pay resolution is not intended to address any specific element of compensation; rather, the vote relates to all aspects of the compensation of the NEOs, as described in this Proxy Statement. While this vote is only advisory in nature, which means that the vote is not binding on the Company, the Board or the Compensation Committee (which is composed solely of independent directors), value the opinion of our shareholders and will consider the outcome of the vote when addressing future compensation arrangements.

In the 2017 annual meeting of shareholders, held on May 24, 2017, our shareholders recommended that they be given an opportunity to vote on a Say-on-Pay resolution every year at our annual meeting of shareholders. Consequently, we intend to hold an annual advisory vote on executive compensation until the next “say-on-frequency” vote at our annual meeting of shareholders in 2023 (as required by Section 14A).

Approval of the resolution above (on a non-binding, advisory basis) requires that the number of votes cast at the Annual Meeting, in person or by proxy, in favor of the resolution exceeds the number of votes cast in opposition to the resolution.

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EXECUTIVE COMPENSATION TABLES

EXECUTIVE COMPENSATION

TABLES

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table summarizes the total compensation earned by each of the NEOs for the years indicated.

		SALARY	BONUS	STOCK AWARDS	NON-EQUITY INCENTIVE PLAN COMPENSATION	ALL OTHER COMPENSATION		TOTAL
NAME AND POSITION	YEAR	($)	($) (1)	($) (2)	($) (3)	($)		($)
Fred P. Lampropoulos	2018	1,700,000	—	587,861	1,300,000	92,719	(4)(5)	3,680,580
Chair of the Board, Chief Executive Officer and President	2017	1,412,308	400,000	1,838,700	600,000	59,787	(4)(5)	4,310,795
	2016	1,267,694	—	277,020	—	243,382	(4)(5)	1,788,096

Raul Parra	2018	319,231	275,000	154,692	—	51,987	(4)(5)	800,910
Chief Financial Officer and Treasurer (6)

Ronald A. Frost	2018	532,692	150,000	618,768	—	65,499	(4)(5)	1,366,959
Chief Operating Officer	2017	400,000	200,000	459,675	—	23,145	(4)(5)	1,082,820
	2016	400,000	—	110,808	—	5,963	(5)	516,771

Joseph C. Wright	2018	536,538	—	386,730	300,000	25,298	(4)(5)	1,248,566
President, Merit International	2017	473,078	—	229,838	225,000	15,551	(4)(5)	943,467
	2016	450,000	—	110,808	200,000	5,963	(5)	766,771

Brian G. Lloyd	2018	600,000	202,000	386,730	—	8,250	(5)	1,196,980
Chief Legal Officer, Corporate Secretary	2017	515,385	202,000	459,675	—	5,963	(5)	1,183,023
	2016	348,077	52,000	167,523	—	—		567,599

Bernard J. Birkett	2018	261,538	—	386,730	—	221,374	(4)(5)(7)	869,642
Former Chief Financial Officer and Treasurer (6)	2017	514,687	200,000	459,675	—	219,373	(4)(5)(7)	1,393,735
	2016	511,512	50,000	138,510	—	347,632	(4)(5)(7)	1,047,654

(1)         Bonus amounts represent discretionary bonuses not based solely upon pre-determined performance criteria.

(2)         Stock Awards reflect the aggregate grant date fair value of the awards granted to the NEOs in the year shown under our 2006 Incentive Plan, computed in accordance with FASB ASC Topic 718. Such amounts have been calculated in accordance with current financial statement reporting guidance, using the same assumptions the Company has used for financial statement reporting purposes with respect to our long-term incentive plans. Assumptions used in the calculation of these amounts for 2018, 2017, and 2016 are included in footnotes to our audited consolidated financial statements for the years ended December 31, 2018, 2017, and 2016 (which are included in our Annual Reports on Form 10-K filed with the SEC on March 1, 2019, March 1, 2018, and March 1, 2017, respectively).

(3)         Incentive bonuses under our performance-based annual bonus plan based on pre-established performance criteria appear in the Non-Equity Incentive Plan Compensation column. The Compensation Committee’s evaluation of our achievement of the performance bonus goals for Messrs. Lampropoulos and Wright in 2018 indicated that we achieved the goals established for sales, non-GAAP gross margins and non-GAAP earnings per share with respect to Mr. Lampropoulos and the goal established for international sales with respect to Mr. Wright.  Based upon the Company’s achievement of each of the performance goals established by the Compensation Committee, the Compensation Committee determined to

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EXECUTIVE COMPENSATION TABLES

award to Messrs. Lampropoulos and Wright the full amount of the annual cash bonus objectives established for each of them.

(4)         Amounts include vacation benefits paid to the NEOs in cash in lieu of vacation benefits, as follows:

•                  for the year ended December 31, 2018: $84,469 for Mr. Lampropoulos; $43,737 for Mr. Parra; $17,048 for Mr. Wright; $57,249 for Mr. Frost; and $106,404 for Mr. Birkett.

•                  for the year ended December 31, 2017: $53,824 for Mr. Lampropoulos; $9,588 for Mr. Wright; $17,183 for Mr. Frost; and $3,606 for Mr. Birkett.

•                  for the year ended December 31, 2016: $237,420 for Mr. Lampropoulos; and $36,794 for Mr. Birkett.

(5)         Amounts shown also include matching contributions made by the Company for the benefit of the NEOs to the Company’s 401(k) Plan in the following amounts:

•                  for the year ended December 31, 2018: Mr. Lampropoulos, $8,250; Mr. Parra, $8,250; Mr. Wright, $8,250; Mr. Lloyd, $8,250; Mr. Frost, $8,250; and Mr. Birkett, $8,250.

•                  for the year ended December 31, 2017: Mr. Lampropoulos, $5,963; Mr. Wright, $5,963; Mr. Frost, $5,963; Mr. Lloyd, $5,963; and Mr. Birkett, $5,963.

•                  for the year ended December 31, 2016: Mr. Lampropoulos, $5,963; Mr. Wright, $5,963; Mr. Frost, $5,963; and Mr. Birkett, $2,163.

(6)         Mr. Parra became an executive officer of the Company on May 29, 2018.  Mr. Birkett resigned his position as an executive officer on May 25, 2018. The foregoing table presents compensation received for the years in which an NEO acted in an executive officer capacity.

(7)         Pursuant to Mr. Birkett’s employment agreement, we paid the following expenses:

•                  for 2018, $37,743 for a housing allowance, $12,282 for travel expenses, $20,088 in educational expenses, $19,473 in gross up salary to cover taxes, $8,055 for an automobile allowance, and various other expenses.

•                  for 2017, $16,841 for an automobile allowance, $77,272 for a housing allowance, $34,668 in educational expenses, $26,367 for travel expenses, $41,259 in gross up salary to cover taxes, and various other expenses.

•                  for 2016, $16,841 for an automobile allowance, $55,900 for a housing allowance, $49,367 in educational expenses, $35,469 for travel expenses, $131,426 in gross up salary to cover taxes, and various other expenses.

A portion of the amounts reflected in this table for Mr. Birkett was calculated using amounts paid in Euro, then converted using the average EUR/USD published foreign exchange rates.

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EXECUTIVE COMPENSATION TABLES

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning plan-based awards to the NEOs during the year ended December 31, 2018.

NAMED EXECUTIVE OFFICER	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER NON- EQUITY INCENTIVE PLAN AWARDS ($) (1)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS GRANTED (#) (2)	EXERCISE PRICE OF OPTION AWARDS ($/SH) (3)	GRANT DATE FAIR VALUE OF OPTIONS AWARDS ($)

Fred P. Lampropoulos	N/A	$1,300,000	—	—	—
	3/2/2018	—	38,002	$44.80	$587,861
Raul Parra	N/A	$—	—	—	—
	3/2/2018	—		$44.80	$154,692
Ronald A. Frost	N/A	$—	—	—	—
	3/2/2018	—	40,000	$44.80	$618,768
Joseph C. Wright	N/A	$300,000	—	—	—
	3/2/2018	—	25,000	$44.80	$386,730
Brian G. Lloyd	N/A	$—	—	—	—
	3/2/2018	—	25,000	$44.80	$386,730
Bernard J. Birkett (4)	N/A	$—	—	—	—
	3/2/2018	—	25,000	$44.80	$386,730

(1)         Listed amounts reflect target and maximum incentive performance bonuses for 2018. For the year ended December 31, 2018, each of Mr. Lampropoulos and Mr. Wright received the full targeted level of their incentive performance bonus, as discussed above and as shown in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.

(2)         Stock options vest at the rate of 20.0% per year over five years on the first through the fifth anniversaries of the date of the grant.

(3)         The exercise price per share for each stock option is the market closing price on the date of the grant.

(4)         Mr. Birkett resigned on May 25, 2018, at which time all options granted to him during 2018 were forfeited.

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EXECUTIVE COMPENSATION TABLES

OUTSTANDING EQUITY AWARDS AT YEAR END

The following table provides information on the holdings of stock options and other stock awards by the NEOs as of December 31, 2018.

NAMED EXECUTIVE OFFICER (1)	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE (2)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE
Fred P. Lampropoulos	10/4/2014	40,000	10,000	12.06	10/4/2021
	2/13/2015	30,000	20,000	17.27	2/13/2022
	1/28/2016	20,000	30,000	16.05	1/28/2023
	4/14/2017	40,000	160,000	28.20	4/14/2024
	3/2/2018	—	38,002	44.80	3/2/2025
Raul Parra	10/4/2014	1,000	1,000	12.06	10/4/2021
	2/13/2015	—	2,000	17.27	2/13/2022
	1/28/2016	—	3,000	16.05	1/28/2023
	4/14/2017	—	8,000	28.20	4/14/2024
	3/2/2018	—	10,000	44.80	3/2/2025
Ronald A. Frost	10/4/2014	20,000	5,000	12.06	10/4/2021
	2/13/2015	12,000	8,000	17.27	2/13/2022
	1/28/2016	8,000	12,000	16.05	1/28/2023
	4/14/2017	10,000	40,000	28.20	4/14/2024
	3/2/2018	—	40,000	44.80	3/2/2025
Joseph C. Wright	7/31/2013	10,000	—	13.14	7/31/2020
	10/4/2014	20,000	5,000	12.06	10/4/2021
	2/13/2015	6,000	4,000	17.27	2/13/2022
	1/28/2016	8,000	12,000	16.05	1/28/2023
	4/14/2017	5,000	20,000	28.20	4/14/2024
	3/2/2018	—	25,000	44.80	3/2/2025
Brian G. Lloyd	5/2/2016	10,000	15,000	19.72	5/2/2023
	4/14/2017	10,000	40,000	28.20	4/14/2024
	3/2/2018	—	25,000	44.80	3/2/2025

(1)         Upon Mr. Birkett’s resignation in May 2018, all of his 94,000 previously unvested options were canceled in accordance with the terms of our 2006 Incentive Plan. Subsequent to his resignation, Mr. Birkett exercised all of his remaining vested options during 2018, which totaled 51,000 options. See the Option Exercises and Stock Awards Vested table below.

(2)         Each unvested stock option award vests 20% each year for five years commencing one year from the grant date. No stock-based awards, other than stock options, were granted to the NEOs in 2016, 2017 or 2018.

OPTION EXERCISES AND STOCK AWARDS VESTED

The following table provides information regarding stock options exercised by the NEOs during the year ended December 31, 2018.

NAME GRANTED	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED ON EXERCISE $(1)

Fred P. Lampropoulos (2)	120,000	4,590,000
Raul Parra	4,000	96,115
Ronald A. Frost	10,000	481,640
Joseph C. Wright	20,000	715,157
Brian G. Lloyd	—	—
Bernard J. Birkett	51,000	2,053,743

(1)         The reported value for this column is determined by multiplying the number of shares acquired upon the exercise of the applicable option by the difference between the market price of our Common Stock on the date of exercise and the exercise price of the stock option. The value is stated before payment of applicable taxes.

(2)         Mr. Lampropoulos exercised 120,000 options in a swap arrangement whereby he surrendered to the Company shares of Common Stock he previously owned to pay the exercise price and related taxes of the transaction, resulting in his net incremental acquisition of 49,122 shares during the year ended December 31, 2018.

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EXECUTIVE COMPENSATION TABLES

NON-QUALIFIED DEFERRED COMPENSATION

Pursuant to the Merit Medical Systems, Inc. Deferred Compensation Plan (Deferred Compensation Plan), NEOs may elect prior to the beginning of each calendar year to defer the receipt of base salary and bonuses earned for the ensuing calendar year. Amounts deferred are credited to an unfunded liability account maintained by the Company on behalf of the applicable NEO, which account is deemed invested in and earns a rate of return based upon certain notational, self-directed investment options offered under the Deferred Compensation Plan. The NEOs’ accounts under the Deferred Compensation Plan may also be credited with a discretionary employer matching contribution, although no such discretionary contribution was made for 2018 or at any other time since the Deferred Compensation Plan’s inception. Participant account balances under the Deferred Compensation Plan are fully-vested and will be paid by the Company to each NEO upon retirement or separation from employment, or on other specified dates, in a lump sum form or in installments according to a schedule elected in advance by the participant. The following table sets forth certain information regarding the account balances and amounts with respect to the NEOs who participated in the Deferred Compensation Plan during 2018.

NAMED EXECUTIVE OFFICER	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR ($) (1)	REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR ($)	AGGREGATE EARNINGS IN LAST FISCAL YEAR ($)	AGGREGATE WITHDRAWALS / DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FISCAL YEARS END ($)

Ronald A. Frost	—	—	(44,253)	—	444,825

Joseph C. Wright	101,731	—	(86,607)	—	1,349,855

(1)         These amounts are also reflected in the Summary Compensation Table for the year ended December 31, 2018 as “Salary.”

The table below shows the funds available for notational investment under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2018. These notational investments were generally the same as the mutual fund investment options offered in 2018 under our 401(k) Plan:

NAME OF FUND	RATE OF RETURN
T. Rowe Price Blue Chip Growth	1.92%
Nationwide VIT Money Market V	1.44%
PIMCO VIT Total Return Admin	(0.53)%
PIMCO VIT Real Return Admin	(2.21)%
T. Rowe Price Mid Cap Growth II	(2.30)%
Model Portfolio - Income with Growth	(4.23)%
Vanguard VIF Equity Index	(4.51)%
Vanguard VIF Total Stock Market Index Inv	(5.34)%
Vanguard VIF REIT Index	(5.35)%
Model Portfolio - Balanced Conservative	(5.83)%
Vanguard VIF Small Company Growth Inv	(7.22)%
Model Portfolio - Balanced Moderate	(7.61)%
Model Portfolio - Balanced Growth	(9.16)%
T. Rowe Price Equity Income II	(9.69)%
MFS VIT II International Value Svc	(9.72)%
Goldman Sachs VIT Mid Cap Value Instl	(10.46)%
Model Portfolio - Global Growth	(11.13)%
American Funds IS International 2	(13.13)%
Nationwide VIT International Index II	(13.90)%
DFA VA US Targeted Value	(15.87)%
Lazard Retirement Emerging Markets Svc	(18.56)%
Van Eck VIP Global Hard Assets Initial	(28.28)%

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EXECUTIVE COMPENSATION TABLES

POTENTIAL PAYMENTS UPON

TERMINATION OR CHANGE IN CONTROL

Employment Agreements

In 2016, the Company entered into an Employment Agreement with each of the NEOs, which were amended in 2017. The Employment Agreements (as amended) are described further in the “Compensation Discussion and Analysis” discussion above.

The Employment Agreements provide payments and benefits in the event of termination of employment under certain circumstances, including in connection with a change in control as follows:

Termination Other Than in Connection with a Change in Control.

If an Executive’s employment with the Company is terminated for any reason, voluntarily or involuntarily, with or without “Cause” (as defined below), other than “in Connection with a Change in Control” (as defined below), we are obligated to pay the Executive a lump sum cash payment equal to his or her accrued and unpaid base salary and any accrued vacation pay earned but not yet paid through the date of termination, plus a lump sum cash payment equal to the Executive’s accrued annual bonus earned for our last fiscal year ending immediately prior to the Executive’s date of termination, to the extent not already paid (the sum of such payments hereinafter referred to as the “Accrued Obligations”). Any additional severance benefit is solely at the discretion of the Company. A termination is deemed to be “in Connection with a Change in Control” if it occurs on or within two years after the date of a Change in Control or, in the case of involuntary termination without Cause, within six months prior to a Change in Control and in anticipation of the Change in Control.

A “Change in Control” means:

•     the acquisition in one or more integrated transactions by any individual, entity or group of beneficial ownership of more than 30% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;

•     certain changes in a majority of the Board and

•     consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets in each case, subject to certain exceptions set forth in the Employment Agreements.

Termination for Good Reason or Without Cause in Connection with a Change in Control

If an NEO’s employment with the Company is terminated by the NEO for “Good Reason” (as defined below) in Connection with a Change in Control or by the Company without Cause in Connection with a Change in Control, the Company is obligated to:

(a)   pay to the NEO any Accrued Obligations to the extent not already paid;

(b)   pay to the NEO a cash severance benefit equal to two times (three times solely in the case of the CEO) the sum of (i) the NEO’s annual base salary then in effect, and (ii) the NEO’s average annual bonus for the last three full fiscal years ending prior to the Change in Control;

(c)   continue to provide group health benefits to the NEO and/or NEO’s eligible spouse and dependent children for two years (three years solely in the case of the CEO) after the date of the NEO’s termination;

(d)        provide the NEO with certain outplacement services at our expense; and

(e)      pay or provide to the NEO certain other accrued benefits to the extent not already paid or provided.

For purposes of the Employment Agreements, “Cause” means:

•                  the willful and continued failure of an NEO to perform his or her duties after a written demand for substantial performance specifically identifying the deficiencies in the Executive’s performance has been delivered to the NEO by the Board or, in the case of all NEOs other than the CEO, by the CEO;

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EXECUTIVE COMPENSATION TABLES

•     the willful engaging by an NEO in illegal conduct, intentional misconduct or gross negligence which materially and demonstrably injures the Company; or

•     violation of written Company policies prohibiting workplace discrimination, sexual harassment, and alcohol or substance abuse.

For purposes of the Employment Agreements, “Good Reason” means:

•                  our assignment to the NEO, upon or within two years after a Change in Control, of any duties inconsistent with or that diminishes the NEO’s duties, authority or responsibilities under the terms of the NEO’s Employment Agreement;

•             our failure to comply with certain compensation provisions in the Employment Agreements;

•                requiring the NEO to relocate to another office or location upon or within two years of a Change in Control; or

•                  our failure to require any successor entity to comply with the terms of a respective Employment Agreement.

Termination for Cause or Without Good Reason Following a Change in Control

If the Company terminates an NEO’s employment for Cause on or after the date of a Change in Control, the Company must pay to the NEO his or her annual base salary and accrued vacation and must continue to pay and/or provide certain other welfare benefits to the extent not already provided and/or unpaid. If an NEO voluntarily terminates his or her employment without Good Reason upon or following a Change in Control, the Company is obligated to pay the NEO for Accrued Obligations and to provide certain other accrued benefits to the extent not already paid and/or provided.

Termination upon Death or Disability

Upon an NEO’s death or disability other than in Connection with a Change in Control, the Company is obligated to pay the NEO (or the NEO’s estate) an amount equal to Accrued Obligations plus any additional discretionary severance benefits approved by the Compensation Committee. If an NEO’s employment is terminated after the date of a

Change in Control by reason of the NEO’s death, the Company must also continue to provide certain welfare benefits to the NEOs family for a stated period. If an NEO’s employment is terminated after the date of a Change in Control by reason of the NEO’s disability, the Company must also continue to provide certain welfare benefits.

Accelerated Stock Option Vesting Upon a Change in Control

Under our prior 2006 Incentive Plan, as well as our current 2018 Incentive Plan, all otherwise unvested stock options held by NEOs become fully vested upon a “change in control” as defined below, without regard to whether the NEO terminates employment.

Our 2018 Incentive Plan defines a “Change in Control” as:

•                  certain changes in the majority of the Board within a 24-month period;

•                  the acquisition by any person of 30% or more of the Common Stock or other voting securities;

•                  consummation of a merger or reorganization of the Company that requires the approval of our shareholders, unless more than 30% of the total voting power of the surviving corporation or its parent is represented by securities held by the company’s shareholders prior to the transaction, no person (other than an employee benefit plan sponsored or maintained by the surviving corporation or its parent) owns more than 30% of the securities eligible to elect directors of the surviving corporation or its parent, and at least a majority of the directors of the parent corporation or the surviving corporation were directors of the Company for a period of 12 months preceding such transaction;

•                  shareholder approval of a liquidation or dissolution of the Company; or

•                  a sale or other disposition of all or substantially all of our assets to another entity that is not controlled by our shareholders.

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EXECUTIVE COMPENSATION TABLES

Amounts Payable upon a Change in Control without Termination of Employment

The following table shows for each NEO the intrinsic value of his or her otherwise unvested stock options on December 31, 2018 that would have vested had a “Change in Control” within the meaning of the Employment Agreements occurred on that date, calculated by multiplying the number of underlying shares by the closing price of Common Stock on the last trading day of 2018 and by then subtracting the applicable option exercise price:

NAMED EXECUTIVE OFFICER	INTRINSIC VALUE OF STOCK OPTIONS ($)
Fred P. Lampropoulos	7,237,102
Raul Parra	571,090
Ronald A. Frost	2,548,990
Joseph C. Wright	1,677,480
Brian G. Lloyd	1,921,000
Bernard Birkett (1)	-

(1)              Upon Mr. Birkett’s resignation in May 2018, all unvested stock options he held were forfeited.

The Employment Agreements do not provide for any additional payments to the NEOs merely upon a Change in Control (i.e., absent a termination of employment of the NEOs).

Amounts Payable upon Termination of Employment

Termination without Cause or For Good Reason in Connection with a Change in Control.

The following table shows the amounts that would be payable to each NEO if the Company had undergone a Change in Control within the meaning of the Employment Agreements and the NEO’s employment with the Company terminated voluntarily for Good Reason or involuntarily without Cause, in each case, on December 31, 2018.

Amounts shown in the table do not reflect any accrued vacation and distributions from our 401(k) Plan that are payable to all salaried employees upon termination of employment:

NAMED EXECUTIVE OFFICER	SALARY AND BONUS CONTINUATION	STOCK OPTION VESTING ACCELERATION	HEALTH PLAN COVERAGE CONTINUATION	DEFERRED COMPENSATION PLAN	TOTAL
	($)	($) (1)	($) (2)	($) (3)	($)
Fred P. Lampropoulos	6,550,000	7,237,102	43,498	—	13,830,600
Raul Parra	1,034,731	571,090	27,935	—	1,633,756
Ronald A. Frost	1,265,333	2,548,990	28,009	444,825	4,287,157
Joseph C. Wright	1,508,145	1,677,480	28,009	1,349,855	4,563,489
Brian G. Lloyd	1,369,333	1,921,000	28,009	—	3,318,342
Bernard J. Birkett (4)	—	—	—	—	—

(1)  Stock Option Vesting Acceleration represents the intrinsic value of the otherwise unvested stock options held by NEOs on December 31, 2018 calculated by multiplying the number of shares underlying such options by the closing price of Company shares on December 31, 2018 ($55.81 per share), and by then subtracting the applicable exercise price.

(2)  Health Plan Coverage Continuation amounts represent the estimated future cost of providing continuing Company-paid coverage under the Company’s group health, disability and life insurance plans for the applicable severance period. The estimated amounts are based upon December 31, 2018 actual premium rates, plus a 10% assumed rate of annual premium cost increases.

(3)  Deferred Compensation Plan amounts represent the account balance in each NEO’s Deferred Compensation Plan account as of December 31, 2018.

(4)  Mr. Birkett resigned from the Company in May 2018. Given his voluntary resignation, no amounts are payable to him under his Employment Agreement.

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EXECUTIVE COMPENSATION TABLES

Termination without Cause or For Good Reason (Other Than in Connection with a Change in Control).

The following table shows the amounts that would be payable to each NEO if the NEO’s employment had terminated voluntarily for good reason or involuntarily without Cause, other than in connection with a Change in Control, on December 31, 2018 and we had exercised our discretion to pay severance equal to one year’s salary and the annual bonus earned in 2018.

The following amounts are in addition to accrued vacation and distributions from our 401(k) Plan that are payable to all salaried employees upon termination of employment:

NAMED EXECUTIVE OFFICER	DISCRETIONARY SEVERANCE ($) (1)	HEALTH PLAN COVERAGE CONTINUATION ($)	DEFERRED COMPENSATION PLAN ($) (2)	TOTAL ($)

Fred P. Lampropoulos	3,000,000	—	—	3,000,000
Raul Parra	650,000	—	—	650,000
Ronald A. Frost	700,000	—	444,825	1,144,825
Joseph C. Wright	850,000	—	1,349,855	2,199,855
Brian G. Lloyd	802,000	—	—	802,000
Bernard J. Birkett (3)	—	—	—	—

(1)        Assumes the Company exercised its discretion to pay severance equal to one year’s salary and the 2018 earned bonus.

(2)       Deferred Compensation Plan amounts represent the account balance in the NEO’s Deferred Compensation Plan account as of December 31, 2018.

(3)         Mr. Birkett resigned from the Company in May 2018.  Given his voluntary resignation, no amounts are payable to him under his Employment Agreement.

Termination on Account of Death, Disability, Involuntary Termination for Cause or Voluntary Resignation without Good Reason.

If, on December 31, 2018, a NEO had died, his employment had been terminated on account of disability, his employment had been terminated for Cause, or he had voluntarily resigned without Good Reason, whether or not in connection with a Change in Control, he would have been entitled to receive only:

(a)  his accrued salary and bonus earned through December 31, 2018;

(b)  accrued but unpaid vacation pay through December 31, 2018;

(c)  distribution of his vested account balance from our 401(k) Plan;

(d)  the payment of insured benefits, if applicable, under our broad-based long-term disability insurance or group term life insurance plans; and

(e)  distribution of his Deferred Compensation Plan account balance.

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EXECUTIVE COMPENSATION TABLES

CEO PAY RATIO

The following pay ratio and supporting information compares (x) the annual total compensation of our median employee identified by taking into account all of our employees other than our CEO, (including full-time, part-time and employees on leave) and annualizing permanent employees (full-time and part-time) that did not work a full year, (excluding employees on leave under the Family and Medical

Leave Act of 1993, employees called for active military duty, and employees who took an unpaid leave of absence during the period for another reason) (the Median Employee) against (y) the annual total compensation of our CEO (as reported in our Summary Compensation Table), as required by Section 953(b) of the Dodd-Frank Act.

As illustrated in the table below, our 2018 CEO pay ratio was  104.3 to 1.

COMPENSATION ($)
Fred P. Lampropoulos (1)	3,680,580
Median Employee (2)	35,283

(1)  Amount represents taxable compensation paid to Mr. Lampropoulos during 2018, plus the fair value of equity awards granted to Mr. Lampropoulos during 2018. For additional information, see our Summary Compensation Table beginning on page 42.

(2)  Amount represents taxable compensation paid to the Median Employee during 2018.

In calculating our 2018 CEO pay ratio, we calculated the annual total compensation (annual taxable compensation) for all employees of the company (other than the CEO) for the year ended December 31, 2018. We believe that annual total compensation is a consistently applied compensation measure and appropriate for determining the median-paid employee. We used actual annual total compensation (converted, where applicable, to U.S. dollars based on an average annual exchange rate for the year ended December 31, 2018), and did not make any assumptions or adjustments to the amounts determined.

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Audit Matters

AUDIT COMMITTEE REPORT

The Audit Committee provides oversight of our accounting and financial reporting processes, systems of internal accounting and financial controls and the audits of our financial statements. The Audit Committee reviewed with our independent registered public accounting firm and management the financial information included in our audited financial statements. All members of the Audit Committee are “independent,” as defined in the Marketplace Rules of Nasdaq.

Management is responsible for our internal controls and financial reporting process. Our independent registered public accounting firm is responsible for performing an audit of our financial statements in accordance with generally accepted auditing standards in the United States of America and for expressing an opinion on those financial statements based on its audit. The Audit Committee reviews these processes on behalf of the Board. The Audit Committee has reviewed and discussed with our management and our independent registered public accounting firm the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2018. The Audit Committee has also reviewed and discussed management’s assessment of the effectiveness of our internal control over financial reporting, and the opinion of our independent registered public accounting firm on the effectiveness of our internal control over financial reporting.

The Audit Committee also has discussed with our independent registered public accounting firm the matters required to be discussed by the Statement on

Auditing Standards No. 61 (Communication with Audit Committee), as amended.

The Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board, and has discussed with the independent registered public accounting firm its independence. The Audit Committee has also considered whether the provision of the non-audit services described herein under the caption “Proposal No. 3 - Ratification of Appointment of Independent Registered Public Accounting Firm” is compatible with maintaining the independence of the independent registered public accounting firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC.

AUDIT COMMITTEE

Nolan E. Karras (Chair)
Franklin J. Miller, M.D.
Thomas J. Gunderson

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PROPOSAL NO. 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to shareholder ratification, the Audit Committee has recommended, and the Board has appointed, the firm of Deloitte & Touche LLP, (Deloitte) independent registered public accountants, to audit the financial statements of the Company for the year ending December 31, 2019. Deloitte has acted as the independent public accounting firm for the Company since 1988.

Board Recommendation

The Board unanimously recommends a vote FOR this proposal.

The Board anticipates that representatives of Deloitte will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Fees Paid to Our Independent Certified Public Accounting Firm

The following table presents aggregate fees for audits of our consolidated financial statements and fees billed for other services rendered by Deloitte for the years ended December 31, 2018 and 2017.

	2018 ($)	2017 ($)
Audit Fees (1)	1,270,445	993,286
Audit-Related Fees (2)	138,331	81,083
Tax Fees (3)	463,274	313,513
All Other Fees (4)	252,591	151,443
Total	2,124,641	1,539,325

(1)  Audit Fees: The aggregate fees billed by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Firms”) for professional services rendered for the audits and reviews of our financial statements filed with the SEC on Forms 10-K, 10-Q, 8-K and S-3. Audit fees for 2018 and 2017 also include fees for the audit of management’s assessment of the effectiveness of internal control over financial reporting and the audit of the effectiveness of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)  Audit-Related Fees: The aggregate fees billed by the Deloitte Firms for all audit-related services, including an audit of our employee benefit plan and service related to our public offering of Common Stock.

(3)  Tax Fees: The aggregate fees billed by the Deloitte Firms for tax compliance, tax advice and tax planning.

(4)  All Other Fees: The aggregate fees billed by the Deloitte Firms related to due diligence services rendered during 2018 and 2017, respectively.

Pre-Approval Policies and Procedures

The Audit Committee ensures that the Company engages its independent registered public accounting firm to provide only audit and non-audit services that are compatible with maintaining the independence of its public accountants. The Audit Committee approves or pre-approves all services provided by our public accountants. Permitted services include audit and audit-related services, tax and other non-audit related services. Certain services are identified as restricted. Restricted services are those services that may not be provided by our external public accountants, whether identified in statute or determined in our opinion to be incompatible with the role of an independent auditor. All fees identified in the preceding table were approved by the Audit Committee. During 2018, the Audit Committee reviewed all non-audit services provided by our independent registered public accounting firm and concluded that the provision of such non-audit services was compatible with maintaining the independence of the external public accountants.

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Stock Ownership and Trading

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth information as of March 28, 2019, with respect to the beneficial ownership of shares of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, by each director, by each director nominee, by each NEO and by all directors and executive officers as a group.

For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 54,976,099 shares of Common Stock outstanding as of March 28, 2019, plus the number of shares of Common Stock that such person or group had the right to acquire on or within 60 days after March 28, 2019.

Unless otherwise noted, each person named has sole voting and investment power with respect to the shares indicated.

PRINCIPAL SHAREHOLDERS	NUMBER OF SHARES	PERCENTAGE OF OUTSTANDING COMMON STOCK
Blackrock, Inc. (1)	7,998,351	14.5%
The Vanguard Group, Inc. (1)	5,502,532	10.0%

Officers, Directors and Nominees
Fred P. Lampropoulos (2) (3)	1,425,708	2.58%
Kent W. Stanger (2) (3)	536,013	*
Michael E. Stillabower, M.D. (3)	143,618	*
Franklin J. Miller, M.D. (3)	104,038	*
Nolan E. Karras (3)	95,000	*
Ronald A. Frost (2) (3)	92,274	*
Joseph C. Wright (3)	65,000	*
A. Scott Anderson (3)	50,400	*
Brian G. Lloyd (3)	40,114	*
F. Ann Millner, Ed.D. (3)	18,298	*
David M. Liu, M.D. (3)	18,400	*
Thomas J. Gunderson (3)	10,000	*
Raul Parra (2)(3)	2,463	*
Bernard J. Birkett	1,075	*
Jill Anderson	-	*

Total Officers, Directors and Nominees	2,652,401	4.75%

* Represents a holding of less than 1.0%

(1)   Based upon the most recent Schedules 13G available on the SEC’s website as of March 28, 2019. Number of shares listed represents aggregate number of shares of Common Stock beneficially owned by each reporting person as indicated in the applicable Schedule 13G report.

(2)   The computations above include the following share amounts that are held in our 401(k) Plan on behalf of participants as of March 28, 2019:

•                  Mr. Lampropoulos, 94,941 shares

•                  Mr. Stanger, 42,278 shares

•                  Mr. Frost, 16,274 shares

•                  Mr. Parra, 463 shares

•                  All executive officers and directors as a group, 153,956 shares

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OTHER PROXY INFORMATION

(3)         The computations above include the following share amounts that are subject to options exercisable within 60 days after March 28, 2019, none of which had been exercised as of such date:

• Mr. Lampropoulos, 197,600 shares	• Mr. Anderson, 44,000 shares
• Mr. Stanger, 32,625 shares	• Mr. Lloyd, 40,000 shares
• Dr. Stillabower, 90,000 shares	• Dr. Millner, 10,000 shares
• Dr. Miller, 90,000 shares	• Dr. Liu, 18,400 shares
• Mr. Karras, 87,000 shares	• Mr. Gunderson, 10,000 shares
• Mr. Frost, 76,000 shares	• Mr. Parra, 2,000 shares
• Mr. Wright, 65,000 shares	• All executive officers and directors as a group, 762,625 shares

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers, directors and persons who beneficially own more than ten percent of the Common Stock must file with the Securities and Exchange Commission (Commission) initial reports of ownership and reports of changes in beneficial ownership of the Common Stock and other securities that are derivative of the Common Stock.

Executive officers, directors and ten percent or greater shareholders are required by Commission regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon a review of the copies of those forms and written representations from our executive officers and directors, we believe that all Section 16(a) reports required to be filed by our officers and directors during the year ended December 31, 2018 were filed timely.

Other Proxy Information

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

On behalf of the Company, the Board is soliciting your proxy to vote at our 2019 Annual Meeting of Shareholders (or at any adjournment of the meeting) (the Annual Meeting). This Proxy Statement includes information you need to know to vote at the Annual Meeting.

Date, Time and Place of the Annual Meeting

Date:     May 23, 2019

Time:    3:00 p.m. (local time)

Place:   Merit Medical Headquarters

1600 West Merit Parkway

South Jordan, UT 84095

This Proxy Statement, the Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed or made available to our shareholders on or about April 11, 2019.

We will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying materials, as well as the expense of making this Proxy Statement and accompanying materials available on the Internet

(although shareholders must bear any costs associated with their Internet access). In addition to the solicitation of proxies by use of the mail and the Internet, our directors, officers, and employees, without receiving additional compensation, may solicit proxies personally or by telephone, electronic mail or facsimile. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by those persons, and we will reimburse those brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

The Board has fixed the close of business on March 28, 2019 as the record date for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting (the Record Date). As of the Record Date, there were issued and outstanding 54,976,099 shares of Common Stock. The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

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OTHER PROXY INFORMATION

Method for Electronic Viewing and Printing of the Proxy Materials

The Record Date for the Annual Meeting is March 28, 2019. Shareholders of record on the Record Date will be entitled to notice and to vote, in person or by proxy, at the Annual Meeting and any adjournments or postponements thereof.

SEC rules allow companies to furnish their proxy materials over the Internet. As a result, the Company is mailing to most of its shareholders a Notice of Internet Availability of Proxy Materials (the Notice) instead of a paper copy of this Proxy Statement and our 2019 Annual Report to Shareholders. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this Proxy Statement, the

2019 Annual Report to Shareholders and a form of proxy card or voting instruction card. All shareholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. We believe this process will allow us to provide shareholders with the information they need in a more efficient manner, while reducing the environmental impact and lowering the costs of printing and distributing these proxy materials.

All shareholders may choose to access our proxy materials on the website (www.proxyvote.com) or may request to receive a printed set of our proxy materials. This Proxy Statement contains information regarding the proposals to be considered at the Annual Meeting, and shareholders are encouraged to read it in its entirety.

Proxies

Shares of Common Stock that are entitled to be voted at the Annual Meeting and are represented by properly executed proxies will be voted in accordance with the instructions on those proxies.

If no instructions are indicated, shares on a properly executed proxy will be voted:

•     FOR the election of each of the three director nominees identified in this Proxy Statement;

•     FOR the non-binding resolution to approve the compensation of our named executive officers;

•     FOR the ratification of the appointment of Deloitte to serve as our independent registered public accounting firm for the year ending December 31, 2019.

In respect of any other matters that may properly come before the Annual Meeting, shares represented by properly executed proxies may be voted at the discretion of the proxy holder. The Board is not currently aware of any other matters to be presented at the Annual Meeting.

Revocation of Proxies

A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date by mail, by voting via the Internet, by filing with Brian G. Lloyd, our Corporate Secretary, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting. In order to revoke a proxy executed with respect to shares held in street name, the shareholder must contact the appropriate broker or nominee.

Broker Non-Votes

Shares of Common Stock that are held in “street name,” which means shares of Common Stock held of record by a trustee or in an account at a brokerage firm, bank, dealer, or other similar organization (collectively, brokerage firms), may be voted, even if the beneficial holder does not provide the brokerage firm with voting instructions. Brokerage firms have the authority under applicable securities rules to cast votes on certain “routine” matters, even if they do not receive instructions from their customers. However, the ratification of our independent registered accounting firm is considered the only routine matter for which brokerage firms may vote un-instructed shares. The election of directors and the advisory vote to approve named executive officer compensation are not considered routine matters under current securities rules. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.”

As all of the proposals described in this Proxy Statement, other than the proposal to ratify our independent registered accounting firm, are considered to be non-routine matters, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

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Vote Required

A majority of the issued and outstanding shares of Common Stock entitled to vote, properly represented in person or by proxy, is required for a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as “represented” for the purpose of determining the presence or absence of a quorum. Under the Utah Revised Business Corporation Act, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of the proposal exceed the votes cast against the proposal.

Holders of shares of Common Stock are entitled to one vote at the Annual Meeting for each share of Common Stock held of record on the Record Date. The vote required for each of the proposals described in this Proxy Statement is as follows:

PROPOSAL 1: In the election of directors, shareholders will not be allowed to cumulate their votes. Each director-nominee who receives a majority of the votes cast with respect to his or her election will be elected as a director of the Company.

PROPOSAL 2: The advisory vote on executive compensation is non-binding. Nevertheless, we will record the number of votes cast in favor of and against the proposal and will report the voting results.

PROPOSAL 3: The proposal to ratify the appointment of Deloitte to serve as our independent registered public accounting firm for the year ending December 31, 2019 requires that the votes cast in favor of the proposal must exceed the votes cast against the proposal.

Abstentions and broker non-votes will not affect the outcome of any proposals to be considered at the Annual Meeting; however, because the third proposal is considered a routine matter, brokerage firms may vote un-instructed shares for or against the proposal.

No Dissenters’ Rights of Appraisal There are no rights of appraisal or similar dissenters’ rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

Methods of Voting

The method of voting by proxy differs for shares of Common Stock registered directly in a shareholder’s name, considered the shareholder of record, and shares held in “street name,” which means shares held of record by a trustee or in an account at a brokerage firm, bank, dealer, or other similar organization.

Holders of Record

If the shareholder holds shares as a record holder, the shareholder may vote the shares by proxy on www.proxyvote.com, by means of the telephone (at 1-800-690-6903), by mail (by requesting a printed copy of this Proxy Statement and then voting by mail), or by attending the Annual Meeting and voting in person. Each method is discussed further below:

•                  Voting by Mail. If a shareholder chooses to vote by mail, simply mark the Proxy and complete, sign, date and mail it in the postage-paid envelope provided. The Proxy must be completed, signed and dated by the shareholder or the shareholder’s authorized representative.

•     Voting by Telephone. Shareholders of record can vote by phone by following the instructions on the Proxy or by calling toll-free at 1-800-690-6903. Voice prompts will instruct shareholders to vote their shares and confirm that their vote has been properly recorded.

•     Voting over the Internet. Registered shareholders can vote on the Internet by accessing the Internet at www.proxyvote.com. As with telephone voting, shareholders can confirm that their votes have been properly recorded. We provide Internet proxy voting to allow shareholders to vote their shares online, with procedures designed to ensure the authenticity and correctness of proxy vote instructions. However, please be aware that shareholders must bear any costs associated with their Internet access, such as usage charges from Internet access providers and telephone companies.

•     Voting in Person at the Annual Meeting. If a shareholder plans to attend the Annual Meeting and vote in person, we will provide a ballot at the annual Meeting. Shareholders of record have the right to vote in person at the Annual Meeting.

If a shareholder requests a printed copy of this Proxy Statement, a proxy card (the Proxy) will also be mailed to the shareholder. If a shareholder votes his,

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her or its proxy by telephone, the Internet or by returning the Proxy to us before the Annual Meeting, the individuals designated in the Proxy will vote as the Proxy directs. If a shareholder votes by telephone or over the Internet, the shareholder does not need to return the Proxy.

Telephone and Internet voting facilities for shareholders will be available 24 hours a day, and will close at 11:59 P.M. ET on 05/22/2019 for shares held directly and by 11:59 P.M. ET on 05/20/2019 for shares held in a Company plan.

Holders in “Street Name”

If a shareholder holds shares in “street name,” the shareholder must either instruct his, her or its broker or nominee as to how to vote such shares or obtain a proxy card, executed by the broker or nominee, to be able to vote at the Annual Meeting.

Shareholders who hold shares in street name can generally vote by telephone when they receive their materials by mail from his, her or its broker or nominee using the toll-free phone number located on the Proxy.

A large number of banks and brokerage firms are participating in the Broadridge Investor Communications Solutions, Inc. (Broadridge) online program. This program provides eligible shareholders the opportunity to vote via the internet or by telephone. If a shareholder’s bank or brokerage firm is participating in Broadridge’s program, the voting form will provide instructions.

If a shareholder holds shares in “street name” and the shareholder wishes to vote at the Annual Meeting, the shareholder will need to bring to the Annual Meeting a legal proxy from the broker or other nominee authorizing the shareholder to vote those shares.

Shareholders receiving multiple Notices, or whose shares are registered in more than one name or are registered in different accounts, should follow the voting instructions on each Notice to ensure that all of their shares are voted.

Additional Information and Additional Copies of Proxy Materials

We will provide without charge to any person from whom a proxy is solicited by the Board, upon the written request of that person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested).

We will generally deliver one copy of this Proxy Statement to each address where multiple record holders of our Common Stock reside, unless we have received instructions to the contrary. We will promptly deliver another copy of this Proxy Statement to any holder of our Common Stock living at a shared address where we have delivered only one Proxy Statement.

Written requests for additional information or additional Proxy Statements should be directed to:

Merit Medical Systems, Inc. Attn: Brian G. Lloyd 1600 West Merit Parkway South Jordan, Utah 84095

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OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no matters to be presented for action at the Annual Meeting other than those matters described in the preceding pages. If, however, any further business should properly come before the Annual Meeting, the persons named as proxies in the accompanying form will vote on that business in accordance with their best judgment.

SHAREHOLDER PROPOSALS

FOR ANNUAL MEETING 2020

If any shareholder intends to present a proposal to be considered for inclusion in our proxy materials in connection with our 2020 Annual Meeting of Shareholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8 - Shareholder Proposals) and received by our Corporate Secretary no later than December 13, 2019. Nominations of persons for election as directors must be made consistent with the provisions of our Second Amended and Restated Bylaws, including the requirement that the shareholder provide timely notice of the nomination in proper written form to our Corporate Secretary.

In accordance with the procedures set forth in our Second Amended and Restated Bylaws, shareholders who wish to submit a proposal for consideration at our 2020 Annual Meeting of Shareholders, including a nomination for director, but who do not wish to submit a proposal for inclusion in our proxy statement, must deliver notice of the proposal to our Corporate Secretary at our principal executive offices no earlier than December 25, 2019 and no later than January 24, 2020. Such proposals must contain all information required by our Second Amended and Restated Bylaws. If the month and day of the next annual meeting is advanced or delayed by more than 30 calendar days from the month and day of the annual meeting to which this Proxy Statement relates, we will inform our shareholders of the change in a timely manner, as well as any change in the date by which proposals of shareholders must be received.

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NON-GAAP FINANCIAL MEASURES

Although our financial statements are prepared in accordance with accounting principles generally accepted in the U.S. (GAAP) and the majority of the financial measures described in this Proxy Statement and our Annual Report for the year ended December 31, 2018 are calculated in accordance with GAAP, the Board and Compensation Committee use certain non-GAAP financial measures referenced in this Proxy Statement in order to assess year-over-year performance. We believe that such non-GAAP financial measures provide investors with useful information regarding the underlying business trends and performance of our ongoing operations and can be useful for period-over-period comparisons of such operations. Non-GAAP financial measures referenced in this Proxy Statement include:

•                  non-GAAP gross margin;

•                  non-GAAP net income; and

•                  non-GAAP earnings per share.

Our management team uses these and other non-GAAP financial measures to evaluate our profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of our operating segments, and to measure and allocate financial resources internally. Our Board and Compensation Committee also use these non-GAAP financial measures to assess the performance of certain of our NEOs. Neither our management nor our Board and Compensation Committee consider any such non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP.

You should consider non-GAAP measures used in this Proxy Statement in addition to, not as a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures generally exclude some, but not all, items that may affect our financial results. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. We believe it is useful to exclude such items in the calculation of non-GAAP net income, non-GAAP earnings per share and non-GAAP gross margin (in each case, as further illustrated in the reconciliation tables below)

NON-GAAP FINANCIAL MEASURES

NON-GAAP GROSS MARGIN: Non-GAAP gross margin is calculated by reducing GAAP cost of sales by amounts recorded for amortization of intangible assets and inventory mark-up related to acquisitions.

NON-GAAP NET INCOME: Non-GAAP net income is calculated by adjusting GAAP net income for certain items which are deemed by Merit’s management to be outside of core operations and vary in amount and frequency among periods, such as expenses related to new acquisitions, non-cash expenses related to amortization or write-off of previously acquired tangible and intangible assets, severance expenses, expenses resulting from non-ordinary course litigation, governmental proceedings or changes in tax regulations, and debt issuance costs, as well as other items set forth in the tables below.

NON-GAAP EARNINGS PER SHARE: Non-GAAP earnings per share is defined as non-GAAP net income divided by the diluted shares outstanding for the corresponding period.

because such amounts in any specific period may not directly correlate to the underlying performance of our business operations and can vary significantly between periods as a result of factors such as new acquisitions, non-cash expenses related to amortization of previously acquired tangible and intangible assets, unusual compensation expenses or expenses resulting from litigation, governmental proceedings or changes in tax regulations. We may incur similar types of expenses in the future, and the non-GAAP information included in this Proxy Statement should not be viewed as a statement or indication that these types of expenses will not recur. Additionally, the non-GAAP financial measures used in this Proxy Statement may not be comparable with similarly titled measures of other companies. We urge readers to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business or results of operations.

Tables reconciling our 2018 non-GAAP gross margin, non-GAAP net income and non-GAAP earnings per share to equivalent GAAP measures are included below:

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RECONCILIATION OF GAAP NET INCOME AND EARNINGS PER SHARE

TO NON-GAAP NET INCOME AND EARNINGS PER SHARE

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Year Ended, December 31, 2018

	Pre-Tax	Tax Impact (a)	After-Tax	Per Share Impact

GAAP net income	$49,519	$(7,502)	$42,017	$0.78

Non-GAAP adjustments:
Cost of Sales
Amortization of intangibles	31,795	(8,123)	23,672	0.43
Inventory mark-up related to acquisitions	5,233	(1,347)	3,886	0.07
Operating expenses
Severance	920	(205)	715	0.01
Acquisition-related (b)	7,584	(1,679)	5,905	0.11
Fair value adjustment to contingent consideration (c)	(698)	(21)	(719)	(0.01)
Long-term asset impairment charge (d)	156	(40)	116	—
Acquired in-process research and Development	644	(166)	478	0.01
Intangible asset impairment charge (e)	657	(169)	488	0.01
Amortization of intangibles	9,438	(2,503)	6,935	0.12
Special legal expense (f)	5,645	(1,453)	4,192	0.08
Other (Income) Expense
Amortization of long-term debt issuance costs	804	(207)	597	0.01
Tax expense related to tax reform (g)	—	3,005	3,005	0.06

Non-GAAP net income	$111,697	$(20,410)	$91,287	$1.69

Diluted shares				53,931

a.             Reflects the tax effect associated with pre-tax income and the tax effect of non-GAAP adjustments based on statutory tax rates within the applicable markets with adjustments.

b.            Represents transaction and certain direct integration costs, including travel, related to acquisitions.

c.             Represents changes in the fair value of contingent consideration liabilities and contingent receivables associated with prior acquisitions.

d.            Represents abandoned patents

e.             Represents impairment charges related to certain acquired intangible assets.

f.               Costs incurred in responding to an inquiry from the U.S. Department of Justice.

g.            Net tax impact related to the enactment of the Tax Cuts and Jobs Act

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RECONCILIATION OF GAAP NET INCOME AND EARNINGS PER SHARE

TO NON-GAAP NET INCOME AND EARNINGS PER SHARE

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Year Ended December 31, 2017
	Pre-Tax	Tax Impact (a)	After-Tax	Per Share Impact
GAAP net income	$35,881	$(8,358)	$27,523	$0.55

Non-GAAP adjustments:
Cost of Sales
Amortization of intangibles	20,705	(7,550)	13,155	0.26
Inventory mark-up related to acquisitions	3,400	(1,253)	2,147	0.04
Operating expenses
Severance	2,185	(847)	1,338	0.03
Acquisition-related (b)	6,648	(2,048)	4,600	0.09
Fair value adjustment to contingent consideration (c)	(298)	116	(182)	—
Long-term asset impairment charge (d)	179	(70)	109	—
Acquired in-process research and development	12,136	(97)	12,039	0.24
Intangible asset impairment charge (e)	809	—	809	0.02
Amortization of intangibles	6,111	(2,324)	3,787	0.07
Special legal expense (f)	12,616	(4,908)	7,708	0.15
Other (Income) Expense
Gain on bargain purchase (g)	(11,039)	—	(11,039)	(0.22)
Amortization of long-term debt issuance costs	685	(267)	418	0.01
Tax expense related to tax reform (h)	—	1,855	1,855	0.04

Non-GAAP net income	$90,018	$(25,751)	$64,267	$1.28

Diluted shares				50,101

a.                   Reflects the tax effect associated with pre-tax income and the non-GAAP adjustments

b.                   Represents costs related to acquisitions

c.                    Represents changes in the fair value of contingent consideration liabilities and contingent receivables as a result of acquisitions

d.                   Represents abandoned patents

e.                   Represents impairment charges of certain intangible assets

f.                      Costs incurred in responding to an inquiry from the U.S. Department of Justice

g.                   Represents the gain on bargain purchase realized from the acquisition of the critical care division of Argon Medical Devices, Inc.

h.                   Tax expense recorded as our estimated one-time net income tax charge resulting from the enactment of the Tax Cuts and Jobs Act

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RECONCILIATION OF GAAP NET INCOME AND EARNINGS PER SHARE

TO NON-GAAP NET INCOME AND EARNINGS PER SHARE

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Year Ended December 31, 2016
	Pre-Tax	Tax Impact (a)	After-Tax	Per Share Impact
GAAP net income	$25,386	$(5,265)	$20,121	$0.45

Non-GAAP adjustments:
Cost of Sales
Amortization of intangibles	15,122	(5,592)	9,530	0.21
Inventory mark-up related to acquisitions	2,990	(1,163)	1,827	0.04
Severance	56	(22)	34	—
Operating Expenses
Severance	10,271	(3,878)	6,393	0.14
Acquisition-related (b)	4,503	(1,448)	3,055	0.07
Fair value adjustment to contingent consideration (c)	61	(24)	37	—
Long-term asset impairment charge (d)	100	(38)	62	—
Acquired in-process research and development	461	(179)	282	0.01
Amortization of intangibles	4,167	(1,595)	2,572	0.06
Special legal expense (e)	1,016	(395)	621	0.01
Other (Income) Expense
Amortization of long-term debt issuance costs	952	(370)	582	0.01

Non-GAAP net income	$65,085	$(19,969)	$45,116	$1.01

Diluted shares				44,862

a.                        Reflects the tax effect associated with pre-tax income and the non-GAAP adjustments

b.                        Represents costs related to acquisitions

c.                        Represents changes in the fair value of contingent consideration liabilities and contingent receivables as a result of acquisitions

d.                        Represents abandoned patents

e.                        Costs incurred in responding to an inquiry from the U.S. Department of Justice

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RECONCILIATION OF REPORTED GROSS MARGIN (GAAP)

TO NON-GAAP GROSS MARGIN (NON-GAAP)

(UNAUDITED, AS A PERCENTAGE OF REPORTED REVENUE)

		Year Ended December 31,
	2018	2017	2016
Reported Gross Margin	44.70%	44.80%	43.90%

Add back impact of:
Amortization of intangibles	3.60%	2.80%	2.50%
Inventory mark-up related to acquisitions	0.60%	0.50%	0.50%
Severance	—%	—%	0.00%
Non-GAAP Gross Margin	48.90%	48.10%	46.90%

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VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/22/2019 for shares held directly and by 11:59 P.M. ET on 05/20/2019 for shares held in a Company Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/22/2019 for shares held directly and by 11:59 P.M. ET on 05/20/2019 for shares held in a Company Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐

1.	Election of Directors
Nominees
01) F. Ann Millner, Ed.D,	02) Thomas J. Gunderson			03) Jill D. Anderson

The Board of Directors recommends you vote FOR proposals 2 and 3.

2.	Proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers.

					For	Against	Abstain

					☐	☐	☐

3.	Ratification of the appointment of Deloitte & Touche LLP to serve as the independent registered public accounting firm of the Company for the year ending December 31, 2019.
					☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

					Yes	No

Please indicate if you plan to attend this meeting					☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

MERIT MEDICAL SYSTEMS, INC.

Annual Meeting of Shareholders

May 23, 2019, 3:00 PM (local Time)

This proxy is solicited by the Board of Directors, on behalf of the Company

The undersigned hereby appoints Fred P. Lampropoulos, Brian G. Lloyd and Raul Parra and each of them, as proxies, with full power of substitution, and hereby authorizes each of them to represent and vote, as designated below, all shares of the common stock of Merit Medical Systems, Inc., a Utah corporation (the “Company”), held of record by the undersigned on March 28, 2019 at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Company’s corporate offices, 1600 West Merit Parkway, South Jordan, Utah 84095, on Thursday, May 23, 2019, at 3:00 p.m., local time, or at any adjournment or postponement thereof, upon the matters set forth below, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.

This proxy card, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. The undersigned shareholder may revoke this proxy card at any time before it is voted at the Annual Meeting by executing and returning a proxy card bearing a later date by mail, by voting via the Internet, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy card being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

If no instructions are indicated in this proxy card for the applicable proposal, the shares of the undersigned will be voted: FOR the election of each of the three director nominees identified in the accompanying Notice of Annual Meeting and Proxy Statement; FOR the non-binding resolution to approve the compensation of the Company’s named executive officers; FOR the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2019; and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

Continued and to be signed on reverse side.

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